UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

REXNORD CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

on July 23, 2020

To the Stockholders of Rexnord Corporation:

Rexnord Corporation will hold its annual meeting of stockholders on Thursday, July 23, 2020, at 9:00 a.m. Central Time. Due to public health concerns as a result of COVID-19 (coronavirus), and to support the health and well-being of the Company’s stockholders and other attendees, as well as their families and communities, the annual meeting is being held in a virtual meeting format only this year, via a live webcast. Individuals will not be able to attend the annual meeting in person. The Company currently anticipates holding next year’s annual meeting in person.

To attend the annual meeting, you must be a registered stockholder as of the date discussed below, or, if your shares are held through a bank, broker or other nominee, you must obtain a legal proxy from such holder and follow the instructions set forth in the proxy statement to obtain a control number from AST Financial. Please visit https://web.lumiagm.com/210483502 on the date of the annual meeting and enter your control number. The password for the meeting is rex2020. Stockholders will be able to participate in the meeting and view the list of the Company’s stockholders of record, as well as to vote at the meeting, via the website. We recommend that you log in at least 15 minutes before the annual meeting to ensure you are logged in when the meeting starts. If you encounter any technical difficulties, please call the technical support number that will be posted on the virtual annual meeting login page.

The annual meeting is being held for the following purposes:

1.	To elect three directors to serve for three-year terms expiring at the annual meeting to be held in 2023;

2.

To hold an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the proxy statement;

3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the transition period from April 1, 2020, to December 31, 2020; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Rexnord Corporation’s stockholders of record at the close of business on May 26, 2020, will be entitled to vote at the meeting or any adjournment of the meeting. On or about June 5, 2020, we expect to mail stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report, as well as vote, online. We encourage stockholders to vote in advance of the meeting.

We call your attention to the proxy statement accompanying this notice, which contains important information about the matters to be acted upon at the meeting.

By order of the Board of Directors

Patricia M. Whaley
Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

June 5, 2020

You may vote in person or by using a proxy prior to the annual meeting as follows:

• By internet:	Go to www.voteproxy.com. Have the notice we sent to you in hand when you access the website because you will need the control number from the notice to vote.

• By telephone:

Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from other countries on a touch-tone telephone. Have the notice we sent you in hand when you call because you will need the control number from the notice to vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

In addition, to vote at the meeting, please follow the instructions discussed above.

If you later find that you will be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

PROXY STATEMENT

PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	55

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	56

PROPOSAL 3: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE TRANSITION PERIOD	56

REPORT OF THE AUDIT COMMITTEE	56

AUDITORS	57
Fees and Services	57
Audit Committee Pre-Approval Policies and Procedures	58

ANNUAL MEETING OF STOCKHOLDERS

JULY  23, 2020

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:    WHEN IS THE ANNUAL MEETING?

A:    Rexnord Corporation (“Rexnord,” “we” or the “Company”) will hold its annual meeting of stockholders on Thursday, July 23, 2020, at 9:00 a.m. Central Time. Due to public health concerns as a result of COVID-19 (coronavirus), and to support the health and well-being of the Company’s stockholders and other attendees, as well as their families and communities, the annual meeting is being held in a virtual meeting format only this year, via a live webcast. Individuals will not be able to attend the annual meeting in person. The Company currently anticipates holding next year’s annual meeting in person.

To attend the annual meeting, you must be a registered stockholder as of the Record Date (as defined below), or, if your shares are held through a bank, broker or other nominee, you must obtain a legal proxy from such holder and follow the instructions set forth below to obtain a control number from AST Financial (“AST”). Please visit https://web.lumiagm.com/210483502 on the date of the annual meeting and enter your control number. The password for the meeting is rex2020. Stockholders will be able to participate in the meeting and view the list of the Company’s stockholders of record, as well as to vote at the meeting, via the website. If you have misplaced your control number, please call AST toll-free at 1-800-937-5449.

We recommend that you log in at least 15 minutes before the annual meeting to ensure you are logged in when the meeting starts. If you encounter any technical difficulties, please call the technical support number that will be posted on the virtual annual meeting login page.

Q:    WHEN IS THE PROXY MATERIAL FIRST BEING MADE AVAILABLE TO STOCKHOLDERS?

A:    On or about June 5, 2020, Rexnord expects to mail stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy material over the internet.

Q:    WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A PRINTED COPY OF THE PROXY MATERIAL?

A:    Securities and Exchange Commission (“SEC”) rules permit us to provide access to our proxy material over the internet instead of mailing a printed copy of the proxy material to each stockholder. As a result, we are mailing stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy material, including our proxy statement and annual report, and vote via the internet. Stockholders will not receive printed copies of the proxy material unless requested by following the instructions included on the Notice of Internet Availability of Proxy Materials or as provided below.

Important Notice Regarding the Availability of Proxy Materials for

the Stockholder Meeting to Be Held on July 23, 2020

The proxy statement and annual report to security holders are available at

http://www.astproxyportal.com/ast/17558

Q:    HOW CAN STOCKHOLDERS REQUEST PAPER COPIES OF THE PROXY MATERIAL?

A:    Stockholders may request that paper copies of the proxy material, including an annual report, proxy statement and proxy card, be sent to them without charge as follows:

• By internet:	https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials

• By e-mail:	info@astfinancial.com

• By telephone:	888-Proxy-NA (888-776-9962) in the United States or 718-921-8562 from other countries

When you make your request, please have available your personal control number contained in the notice we mailed to you. To assure timely delivery of the proxy material before the annual meeting, please make your request no later than July 9, 2020.

Q:    WHAT AM I VOTING ON?

A:    At the annual meeting you will be voting on the following proposals:

1.	The election of three directors to serve for three-year terms expiring at the annual meeting to be held in 2023. This year’s board nominees are:

•	Thomas D. Christopoul

•	John S. Stroup

•	Peggy N. Troy

2.	An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein.

3.	A proposal to ratify the selection of Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for the transition period from April 1, 2020, to December 31, 2020.

Q:    WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:    The board of directors is soliciting this proxy and recommends the following votes:

1.	FOR each of the board’s nominees for election as director.

2.	FOR approval of the compensation of the Company’s named executive officers.

3.	FOR the ratification of the selection of E&Y as the Company’s independent registered public accounting firm for the transition period from April 1, 2020, to December 31, 2020.

Q:    WHAT IS THE TRANSITION PERIOD?

A:    On May 5, 2020, as previously announced, the Company’s board of directors approved changing the Company’s fiscal year from a fiscal year ending on March 31 of each year to a fiscal year ending on December 31 of each year. As a result of such change, the nine-month period from April 1, 2020, until December 31, 2020, is serving as a “transition period,” and the Company will file a transition report on Form 10-K in 2021 covering the transition period. Prior to filing the transition report, the Company will continue to report its quarterly financial results on Form 10-Q. The Company’s fiscal 2021 will commence on January 1, 2021.

Q:    WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:    To conduct the annual meeting, a majority of the shares entitled to vote must be present in person or by duly authorized proxy. This is referred to as a “quorum.” Virtual attendance at the annual meeting constitutes presence in person for these purposes. Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. All of the voting requirements below assume that a quorum is present.

Directors are elected by a plurality of the votes cast in person or by proxy at the meeting, and entitled to vote on the election of directors. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes. Our bylaws provide that if any nominee does not receive, in an uncontested election, a majority of the votes cast for his or her election as a director, such individual must submit, promptly following such vote, an irrevocable resignation from the board that is contingent upon acceptance of such resignation by the board.

Assuming a quorum is present, the results of the advisory vote to approve the compensation of the Company’s named executive officers will be determined by a majority of shares voting on such matter. Abstentions and broker non-votes will not affect this vote, except insofar as they reduce the number of shares that are voted. This is an advisory vote and is not binding on the Company. However, the Compensation Committee, the board and the Company review the voting results carefully and take them into consideration when evaluating and making future decisions regarding executive compensation.

An affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon is required for the ratification of the selection of E&Y as the Company’s independent registered public accounting firm. Consequently, abstentions will act as votes against this proposal. Since brokers have discretionary authority to vote on this proposal, we do not anticipate any broker non-votes with regard to this matter.

Q:    WHAT IF I DO NOT VOTE?

A:    The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a stockholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may not be able to vote your shares in its discretion depending on the proposal before the meeting. Your broker may not vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. Your broker is also not permitted to vote your shares in its discretion on matters related to executive compensation, including the advisory vote to approve executive compensation. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm.

Q:    WHO MAY VOTE?

A:    You may vote at the annual meeting if you were a stockholder of record as of the close of business on May 26, 2020, which is the “Record Date.” Each outstanding share of common stock is entitled to one vote on each matter presented. As of the Record Date, Rexnord had 120,139,412 shares of common stock outstanding. Any stockholder entitled to vote may vote either by attending the virtual meeting or by duly authorized proxy.

Q:     HOW DO I VOTE?

A:    You may vote in advance of the meeting by authorizing – by internet, telephone or mail – the persons named as proxies on the proxy card, Todd A. Adams, Mark W. Peterson and Patricia M. Whaley, to vote your shares in accordance with your directions, or you may do so by attending the annual meeting online and following the instructions provided. We recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed.

We encourage you to vote in advance of the meeting via the internet, as it is the most cost-effective method available. If you choose to vote your shares in advance of the meeting via the internet or by telephone, there is no need for you to request or mail back a proxy card.

• By internet:	A stockholder of record may go to www.voteproxy.com. Have the notice we sent to you in hand when you access the website because you will need the control number from the notice to vote.

• By telephone:

Call 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from other countries on a touch-tone telephone. Have the notice we sent you in hand when you call because you will need the control number from the notice to vote.

• By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.

If your shares are not registered in your name (for example, held through a broker or bank), then you vote by giving instructions to the firm that holds your shares rather than using any of the methods discussed above. Please check the voting form from the firm that holds your shares to see if it offers internet or telephone voting procedures.

Q:    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE REQUEST TO VOTE?

A:    It means your shares are held in more than one account. You should vote the shares on all of your proxy cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy material in the future by contacting our transfer agent, AST, toll-free at 1-800-937-5449.

Q:    WHAT IF I OWN SHARES AS PART OF REXNORD’S 401(k) PLAN?

A:    Stockholders who own shares as part of Rexnord’s 401(k) Plan (the “401(k) Plan”) will receive a separate means for voting the shares held in each account. Shares held by the 401(k) Plan for which participant designations are received will be voted in accordance with those designations; those shares for which designations are not received will be voted proportionally based on the shares for which voting directions have been received from participants in the 401(k) Plan.

Q:    WHO WILL COUNT THE VOTE?

A:    AST, our transfer agent, will use an automated system to tabulate the votes. Officers or employees of the Company will serve as the inspector(s) of election.

Q:    WHO MAY ATTEND AND PARTICIPATE IN THE ANNUAL MEETING?

A:    Only stockholders of record as of the close of business on May 26, 2020, or their proxy holders or the underlying beneficial owners, may attend the annual meeting.

To attend and participate in the annual meeting online at https://web.lumiagm.com/210483502 (as previously noted, the password for the meeting is rex2020), please follow these instructions:

•	If shares are registered in your name, you may participate in the annual meeting by entering the control number found on your Notice of Internet Availability of Proxy Materials or proxy card; or

•

If a broker, bank or other nominee holds your shares, you must first obtain a legal proxy issued in your name from such broker, bank or other nominee before participating in the annual meeting. After obtaining a valid legal proxy, you must e-mail proof of your legal proxy to AST at proxy@astfinancial.com. Requests should be labeled as “Legal Proxy” and must be received no later than 5:00 p.m. Eastern Time on July 16, 2020. A control number will be issued by AST after your registration materials have been received and validated. You may participate in the annual meeting by entering that control number.

Q:    CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?

A:    Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by submitting a new proxy, or by providing written notice to the Corporate Secretary, or acting secretary of the meeting, and by voting online at the meeting. Presence at the annual meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy.

If a broker, bank or other nominee holds your shares and you wish to change your proxy prior to the voting thereof, please contact the broker, bank or other nominee to determine whether, and if so how, such proxy can be revoked.

Q:    MAY I VOTE AT THE ANNUAL MEETING?

A:    If you vote through the internet or by telephone, or complete a proxy card, then you may still vote at the annual meeting. To vote online at the meeting, please give written notice that you would like to revoke your original proxy to the Corporate Secretary or acting secretary of the meeting.

If a broker, bank or other nominee holds your shares and you wish to vote at the annual meeting, you must obtain a legal proxy and follow the instructions discussed above; otherwise you will not be permitted to vote at the annual meeting.

Q:    WHO IS MAKING THIS SOLICITATION?

A:    This solicitation is being made on behalf of Rexnord by its board of directors. Rexnord will pay the expenses in connection with the solicitation of proxies. Upon request, Rexnord will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Rexnord will solicit proxies by mailing a Notice of Internet Availability of Proxy Materials to all stockholders. Paper copies of the proxy material will be sent upon request as provided above as well as in the Notice of Internet Availability of Proxy Materials. Proxies may be solicited in person, or by telephone, e-mail or fax, by officers and regular employees of Rexnord who will not be separately compensated for those services. Rexnord has retained Morrow Sodali. to assist in the solicitation of proxies and to provide informational support and analysis for up to $12,000 plus expenses.

Q:    WHEN ARE STOCKHOLDER PROPOSALS AND STOCKHOLDER NOMINATIONS DUE FOR THE ANNUAL MEETING TO BE HELD IN 2021?

A:    We expect to hold our 2021 annual meeting of stockholders on May 4, 2021. Under Rule 14a-8 under the Securities Exchange Act of 1934 (the “Securities Exchange Act”), the Corporate Secretary must receive a stockholder proposal no later than November 4, 2020, in order for the proposal to be considered for inclusion in our proxy material for the 2021 annual meeting. To otherwise bring a proposal or nomination before the 2021 annual meeting, you must comply with our bylaws. Currently, our bylaws require written notice to the Corporate Secretary between December 5, 2020, and January 4, 2021. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which stockholder action may be sought. If we receive your notice before December 5, 2020, or after January 4, 2021, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

Q:    WHAT IS THE ADDRESS OF THE CORPORATE SECRETARY?

A:     The address of the Corporate Secretary is:

Rexnord Corporation

Attn: Patricia M. Whaley

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

Q:    WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:    We are not aware of any other matters that you will be asked to vote on at the annual meeting. Other matters may be voted on if they are properly brought before the annual meeting in accordance with our bylaws. If other matters are properly brought before the annual meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

For matters to be properly brought before the annual meeting, we must have received written notice, together with specified information, by March 27, 2020. We did not receive notice of any matters by the deadline for this year’s annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table provides certain information regarding the beneficial ownership of our outstanding common stock as of the Record Date for:

•	each person or group known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our executive officers named in the Summary Compensation Table herein;

•	each of our current directors and our director nominees; and

•	all of our current directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission (“SEC”) and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community or marital property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of the Record Date, or restricted stock units (“RSUs”) that vest within that time frame, are deemed outstanding for the purpose of calculating the percentage of outstanding shares of the person holding these securities, but are not deemed outstanding for the purpose of calculating the percentage of outstanding shares owned by any other person.

Name of Beneficial Owner		Shares Beneficially Owned (1)	Percentage of Shares Outstanding
Janus Henderson Group plc	(2)	15,865,183	13.2%
The Vanguard Group	(3)	9,757,296	8.1%
BlackRock, Inc.	(4)	8,151,374	6.8%
Wellington Management Group LLP	(5)	7,096,572	5.9%

Todd A. Adams	(6)	2,374,467	1.9%
Mark S. Bartlett		60,500	*
Thomas D. Christopoul		65,235	*
Theodore D. Crandall		30,153	*
Paul W. Jones		84,971	*
David C. Longren		36,306	*
George C. Moore		52,511	*
Mark W. Peterson		298,179	*
George J. Powers		136,039	*
Rosemary M. Schooler		9,867	*
John S. Stroup		66,139	*
Peggy N. Troy		9,867	*
Robin A. Walker-Lee		27,036	*
Craig G. Wehr		183,664	*
Kevin J. Zaba		278,387	*
Current directors and executive officers as a group (19 persons)		4,378,060	3.5%

*	Indicates less than one percent.

(1)

Amounts include shares subject to stock options that are currently exercisable or are exercisable within 60 days of the Record Date as follows: Mr. Adams (1,905,629), Mr. Bartlett (33,040), Mr. Christopoul (21,977), Mr. Jones (11,003), Mr. Moore (11,043), Mr. Peterson (247,830), Mr. Powers (114,665), Mr. Stroup (10,320), Mr. Wehr (174,386), Mr. Zaba (248,942), and all current directors and executive officers as a group (3,322,440).

Amounts for non-employee directors also include shares subject to RSUs that are currently vested, but are subject to deferred settlement, as follows: Mr. Bartlett (23,968), Mr. Christopoul (23,968), Mr. Crandall (23,968), Mr. Jones (23,968), Mr. Longren (23,968), Mr. Moore (23,968), Ms. Schooler (9,867), Mr. Stroup (23,968), Ms. Troy (9,867), Ms. Walker-Lee (23,968), and all current directors and executive officers as a group (211,478).

(2)

Janus Henderson Group plc (“Janus”) filed a Schedule 13G/A, dated February 13, 2020, reporting both shared voting power and shared dispositive power as to 15,865,183 shares of common stock as of December 31, 2019. Janus, a parent holding company, filed the report on behalf of Janus Capital Management LLC, Intech Investment Management LLC, Perkins Investment Management LLC, Geneva Capital Management LLC, Henderson Global Investors Limited, and Janus Henderson Investors Australia Institutional Funds Management Limited, each of which is a registered investment adviser, as well on behalf of Janus Henderson Enterprise Fund, an investment company registered under the Investment Company Act of 1940. The address of Janus is 151 Detroit Street, Denver, CO 80206.

(3)

The Vanguard Group (“Vanguard”) filed a Schedule 13G/A, dated February 10, 2020, reporting sole voting power as to 119,994 shares of common stock, shared voting power as to 15,995 shares, sole dispositive power as to 9,636,895 shares and shared dispositive power as to 120,401 shares as of December 31, 2019. Vanguard, an investment adviser, filed the report on behalf of itself and its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The address of Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)

BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A, dated February 5, 2020, reporting sole voting power as to 7,821,703 shares of common stock and sole dispositive power as to 8,151,374 shares as of December 31, 2019. BlackRock filed the report as a parent holding company on behalf of itself and the following subsidiaries: BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited and BlackRock Fund Advisors. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(5)

Wellington Management Group LLP (“Wellington”) filed a Schedule 13G, dated February 14, 2020, reporting shared voting power as to 6,662,201 shares of common stock and shared dispositive power as to 7,096,572 shares as of December 31, 2019. Wellington, a parent holding company, filed the report on behalf of itself and Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP, which are also holding companies, and Wellington Management Company LLP, an investment adviser. The address of Wellington is 280 Congress Street, Boston, MA 02210.

(6)

Includes 1,200 shares held in an individual retirement account. Excludes 33,745 shares held in trusts for the benefit of Mr. Adams’ children as to which Mr. Adams does not have voting or dispositive power and therefore disclaims beneficial ownership, and also excludes 101,112 shares held in a grantor retained annuity trust (“GRAT”) for estate planning purposes. Mr. Adams is not the trustee of the GRAT and, therefore, does not have voting or dispositive power over such shares; as a result, Mr. Adams also disclaims beneficial ownership of the shares in the GRAT.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Election at this Meeting

Our bylaws provide that the number of directors shall be not less than eight or more than 15, with the number to be set by the board from time to time. The board is currently composed of 11 directors; however, the size of board is being reduced to 10 directors as of the annual meeting. The board sets its size so that the board will possess, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives as well as to maintain a sufficient number of independent directors.

Our board of directors is divided into three classes. The members of each class serve staggered, three-year terms. Upon the expiration of the term of a class of directors, directors in that class are elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Any additional directorships resulting from an increase in the number of directors are distributed among the three classes so that, as nearly as possible, each class consists of one-third of our directors. At each annual meeting, our stockholders elect the successors to one class of our directors. The class of directors nominated for election at this year’s annual meeting consists of three members. Our executive officers and key employees serve at the discretion of our board of directors. Directors may be removed for cause by the affirmative vote of the holders of a majority of our common stock.

Directors are elected by a plurality of votes cast in person or by proxy at the meeting and entitled to vote on the election of directors. Our bylaws provide that if any nominee does not receive, in an uncontested election, a majority of the votes cast for his or her election as a director, such individual must submit, promptly following such vote, an irrevocable resignation from the board that is contingent upon acceptance of such resignation by the board.

This year’s board nominees for election for terms expiring at the annual meeting to be held in 2023 are Thomas D. Christopoul, John S. Stroup and Peggy N. Troy.

It is our policy that the board of directors should reflect a broad diversity of backgrounds, experience, perspectives and talents. When the Nominating and Corporate Governance Committee of the board determines which directors to nominate for election at any meeting of stockholders, or appoints a new director between meetings, it reviews our director selection criteria and seeks to choose individuals who bring a variety of expertise to the board within these criteria. For further information about the criteria used to evaluate board membership, see “Selection Criteria for Directors” below.

Paul W. Jones, a director since 2014 and Rexnord’s Non-Executive Chair since 2015, is retiring from the board as of the annual meeting, as previously announced. The Company and the board of directors would like to thank Mr. Jones for his leadership and commitment to Rexnord, as well as for his many important contributions as a member of the board.

The following is information about the experience and attributes of the director nominees and Rexnord’s other directors. Together, the experience and attributes included below provide the reasons that these individuals were selected for board membership and/or nominated for election, as well as why they continue to serve on the board.

Nominees for Election for Terms Expiring at the 2023 Annual Meeting

Thomas D. Christopoul

Director since 2013

Mr. Christopoul, age 55, has served as a co-founder, Managing Partner and Executive Vice President of 54 Madison Partners, a real estate private equity investment firm, since 2015. He previously served as a Senior Partner and Head of Real Estate Investment, at Cain Hoy Enterprises, LLC, an investment firm launched by Guggenheim Partners, since 2014. Prior to that time, Mr. Christopoul was a Senior Managing Director in the Real Estate Group at Guggenheim Partners. Previously, he was a senior advisor at Falconhead Capital, LLC, a boutique private equity firm in New York City, and served as executive chairman of two of Falconhead’s portfolio companies—GPSi Holdings, LLC and Rita’s Water Ice Franchise Company. Mr. Christopoul is also an active venture capital investor through Somerset Shore Associates, Inc., a private investment company. Mr. Christopoul served as a director, member of the audit committee and chairman of the compensation committee of the board of directors of Apollo Residential Mortgage, Inc. until it was acquired in 2016. Prior to joining Falconhead, Mr. Christopoul was President and Chief Executive Officer of Resources Connection, Inc., a multi-national professional services firm; prior thereto, he was an independent member on Resources’ board of directors. Mr. Christopoul serves as a director due to his significant and varied business experience.

John S. Stroup

Director since 2008

Mr. Stroup, age 54, is currently Chairman, President and Chief Executive Officer of Belden Inc., a company that designs, manufactures, and markets cable, connectivity, and networking products in markets including industrial enterprise, broadcast and network security. Prior to joining Belden in 2005, Mr. Stroup was employed by Danaher Corporation, a manufacturer of process/environmental controls and tools and components. At Danaher, Mr. Stroup initially served as Vice President, Business Development. He was promoted to President of a division of Danaher’s Motion Group and later to Group Executive of the Motion Group. Prior to that, he was Vice President of Marketing and General Manager with Scientific Technologies Inc. Mr. Stroup serves as a director because he has significant experience in strategic planning and general management of business units of public companies (including as chief executive officer).

Peggy N. Troy

Director since 2019

Ms. Troy, age 68, has served as the President and Chief Executive Officer of Children’s Hospital of Wisconsin (“Children’s Hospital”) since 2009. Prior to joining Children’s Hospital, Ms. Troy served as Executive Vice President and Chief Operating Officer of Methodist Le Bonheur Healthcare and as President and Chief Executive Officer of Le Bonheur Children’s Medical Center, both in Memphis, Tennessee, and as President of Cook Children’s Medical Center in Ft. Worth, Texas. Ms. Troy is the current chair of the Board of Directors of the Milwaukee Regional Medical Center Board. She previously served on the National Board of Children’s Hospital Association and was also its Chairperson. Ms. Troy serves as a director due to her leadership experience at large organizations, including her current service as a chief executive officer, as well as her experience managing human capital.

The board recommends that you vote “FOR” each of the nominees listed above.

Shares represented by proxies will be voted according to instructions provided. A vote marked “withheld” will be considered as a vote withheld from the nominees; any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. In the unlikely event that the board learns prior to the annual meeting that a nominee is unable or unwilling to act as a director, which is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors.

Continuing Directors Not Standing for Election at this Meeting

Directors Continuing to Serve Until the 2021 Annual Meeting

Todd A. Adams

Director since 2009

In addition to serving as a director, Mr. Adams, age 49, is our President and Chief Executive Officer. Mr. Adams joined us in 2004 and has served in various roles, including Chief Financial Officer and President of the Water Management segment; he became our President and CEO in 2009. Mr. Adams is also a director and member of the audit and compliance committee of Badger Meter, Inc. He previously served as a director of Generac Holdings Inc. until 2019. Mr. Adams serves on our board of directors because he has significant experience in the manufacturing industry and an in-depth knowledge of Rexnord and our business as well as because he is our Chief Executive Officer.

Theodore D. Crandall

Director since 2015

Mr. Crandall, age 64, retired as a Senior Vice President of Rockwell Automation, a leading global provider of industrial automation power, control and information solutions, in 2018, after having served as the Senior Vice President, Control Products and Solutions, of Rockwell from 2017 until 2018. He previously served as the Senior Vice President and Chief Financial Officer of Rockwell from 2007 to 2017. Prior thereto, Mr. Crandall served in various capacities at Rockwell and related companies, including previous service as Senior Vice President, Control Products and Solutions and as Senior Vice President of its Component & Packaged Applications Group. Mr. Crandall previously served on the board of governors of the National Electrical Manufacturers Association. Mr. Crandall serves as a director due to his extensive financial and accounting experience, including as a chief financial officer of a multinational public company.

Rosemary M. Schooler

Director since 2019

Ms. Schooler, age 52, has served as Corporate Vice President, Global Data Center Sales for Intel Corporation (“Intel”), a designer and manufacturer of computing, networking, data storage and communications solutions, since 2018. Since joining Intel in 1989, Ms. Schooler has held various leadership positions with increasing responsibility, including serving as Intel’s Corporate Vice President, Global Internet of Things (“IoT”) Sales and Marketing from 2016 to 2018, Vice President of the IoT Strategy and Technology Office from 2015 to 2016, and as Vice President and General Manager of Intel’s Communications and Storage Infrastructure Group prior thereto. Ms. Schooler also serves as a director and member of the nominating and governance committee of Cloudera, Inc. Ms. Schooler serves as a director due to her extensive information technology experience, including service as a senior officer at a prominent technology company.

Robin A. Walker-Lee

Director since 2015

Ms. Walker-Lee, age 66, is the retired Executive Vice President, General Counsel and Secretary of TRW Automotive Holdings Corp., a leader in automotive safety systems. Ms. Walker-Lee was with TRW Automotive from 2010 until her retirement in 2015. Prior to joining TRW Automotive, she served as Assistant General Counsel of Operations for General Motors Company (together with its predecessor General Motors Corporation, “GM”), an automobile manufacturer, and as General Counsel and Vice President of Public Policy for GM—Latin America, Africa and Middle East; she also served on special assignment to the General Counsel of GM during its bankruptcy restructuring. She also serves as a director and member of the compensation and personnel committee of EMCOR Group, Inc. Ms. Walker-Lee serves as a director because of her significant global business and legal experience, including as general counsel of a public company.

Directors Continuing to Serve Until the 2022 Annual Meeting

Mark S. Bartlett

Director since 2012

Mr. Bartlett, age 69, is a retired Ernst & Young LLP (“E&Y”) partner. Mr. Bartlett joined E&Y in 1972 and worked there until his retirement in 2012, including having served as Managing Partner of E&Y’s Baltimore office and as Senior Client Service Partner for the Mid-Atlantic Region. Mr. Bartlett is a certified public accountant and has extensive experience serving global manufacturers, as well as companies in other industries. Mr. Bartlett also has experience in mergers and acquisitions, SEC rules and regulations, public offerings and financing alternatives. Mr. Bartlett currently serves as a director, chairman of the audit committee and member of the executive compensation and management development committee of T. Rowe Price Group, Inc., as a director, chairman of the audit committee and member of the nominating and corporate governance committee of WillScot Corporation and as a director and member of the audit committee of FTI Consulting, Inc. Mr. Bartlett serves as a director due to his significant accounting experience, as well as his expertise in the manufacturing industry, and in mergers and acquisitions and securities regulation. The board has considered Mr. Bartlett’s commitments to serve on the other audit committees and has affirmatively determined that such simultaneous service does not impair his ability to effectively serve on Rexnord’s Audit Committee.

David C. Longren

Director since 2016

Mr. Longren, age 61, is a retired Senior Vice President of Polaris Industries, Inc., a designer, engineer and manufacturer of off-road vehicles, snowmobiles, motorcycles and small vehicles, a position he held from 2015 until 2016. Mr. Longren served in various capacities at Polaris since 2003, including President, Off-Road Vehicles, Vice President, Chief Technical Officer, and Director of Engineering for the ATV Division. Prior to joining Polaris, Mr. Longren was a Vice President in the Weapons Systems Division of Alliant Techsystems and Senior Vice President, Engineering and Marketing at Blount Sporting Equipment Group. Mr. Longren serves as a director due to his extensive product development and innovation experience.

George C. Moore

Director since 2015

Mr. Moore, age 65, has served as a director of: Encapsys, LLC, a provider of custom microencapsulation services for use in the building and construction, paper, bedding, and personal and household care industries, since 2015; IPS Corporation, a provider of solvent cements and adhesives for residential, commercial and industrial use, as well as plumbing and roofing products, since 2017; Cypress Performance Group LLC, the parent holding company of Encapsys, LLC and IPS Corporation, since 2017; and Culligan International Company, a provider of residential, office, commercial and industrial water treatment products and services, since 2018. Mr. Moore served as a director of Industrial Container Services, LLC, a provider of reusable container solutions, from 2017 until 2018; Wastequip, Inc., a leading manufacturer of waste handling and recycling equipment in North America, from 2012 until 2018; and Pro Mach, Inc., a provider of integrated packaging and processing products and solutions, from 2015 until 2018. Mr. Moore previously served in various capacities with Rexnord from 2006 to 2012. Mr. Moore previously served as the Executive Vice President and Chief Financial Officer of Maytag Corporation, a manufacturer of major appliances and household products, and as group chief financial officer and group vice president of finance at Danaher Corporation, a manufacturer of process/environmental controls and tools and components. Mr. Moore began his career at Arthur Andersen & Co., a former accounting firm. Mr. Moore serves as a director due to his extensive financial and accounting experience, including as chief financial officer, at multinational companies.

Selection Criteria for Directors

The Company believes it is important for its board to be comprised of individuals with diverse backgrounds, skills and experiences. All board members are generally expected to meet Rexnord’s board member selection criteria, which are listed below:

•	Personal and professional integrity, ethics and values.

•	Experience in corporate or financial management, such as serving as an officer or former officer of a publicly held company.

•	Experience in the Company’s industry and with relevant social policy concerns.

•	Experience as a board member of another publicly held company.

•	Academic expertise in an area of the Company’s operations or financial or other areas relevant to the Company.

•	Practical and mature business judgment.

•	Such other criteria as the board or the nominating and corporate governance committee may from time to time determine.

In addition to the board member selection criteria identified above, the board and the Nominating and Corporate Governance Committee review the board’s composition annually to ensure the right mix of skills, experience and background needed for the foreseeable future and will change the membership mix of the board as required to meet such needs. Important skills and experiences currently identified are as follows:

•	Significant chief executive officer and/or chief operating officer experience in a publicly traded company, or a major division of a publicly traded company.

•	International experience, with an understanding of conducting business on a global basis.

•

Financial and accounting skills and experience in a public accounting firm or a public company, preferably with controller and/or chief financial officer experience, in order to fulfill the SEC requirements of an audit committee “financial expert.”

•	Relevant manufacturing management background from a well-respected manufacturing-based company.

•

Considerable human resources management experience involving the design of both short- and long-term compensation programs, an understanding of benefit plans and experience managing succession planning and leadership development for a successful company.

•	Experience in one or more of the industries that are served by the Company.

The Company’s Corporate Governance Guidelines provide that, if a director experiences a significant change in employment status from the status when that director was most recently elected to the board, the director must inform the chairperson of the change and offer a letter of resignation. The Nominating and Corporate Governance Committee will evaluate the director’s change in status and the board will then decide whether to accept or decline the director’s resignation. The Corporate Governance Guidelines also provide that, as a general policy, executive officers of the Company who are directors will resign from the board upon the termination of their employment with the Company. In addition, the Company’s Corporate Governance Guidelines provide that the board generally will not nominate individuals for election or re-election as directors after they have attained age 72, although a director who reaches age 72 during a term may continue to serve for the remainder of the director’s term. Further, the Corporate Governance Guidelines require directors to advise the chairperson of the board and the chairperson of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another board. A non-executive director of the board may serve as a director of another public company only to the extent such position does not conflict or interfere with such person’s service as a director of the Company; an executive director may not serve as a director of another public company without the board’s consent.

The Company’s Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter state that the Nominating and Corporate Governance Committee will identify candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed. The board believes that the use of the Nominating and Corporate Governance Committee’s general criteria, along with non-discriminatory policies, will best promote a board that shows diversity in many respects.

CORPORATE GOVERNANCE

Board of Directors Meetings

Directors are expected to attend each regular and special meeting of the board of directors and each board committee of which the director is a member. The board of directors held eight meetings during fiscal 2020. All of the directors who served during fiscal 2020 attended at least 75% of the total meetings of the board and the committees of the board on which they served during the fiscal year (for any director who served for less than the full fiscal year, this refers to the meetings held while such individual served as a director). The board holds regular meetings at least four times per year, including a meeting in connection with the annual stockholders meeting. It is the Company’s policy that the board will hold an executive session at each regularly scheduled meeting without members of the Company’s management present; Mr. Jones presides at those executive sessions. Upon the request of any independent director (and in any event, not less than annually), the board will hold an executive session without any director who is not an independent director. Directors are expected to attend the annual meeting of stockholders. All of the directors serving at the time attended the annual meeting of stockholders held in fiscal 2020.

Board Evaluation Process

The board has an annual evaluation and assessment process for the board and individual directors, and each of the committees conducts its own self-assessment. The Nominating and Corporate Governance Committee oversees the board evaluation process. The board evaluation process includes a review of the performance of the board as a whole and the board’s committees, as well as an evaluation of each director. The evaluation process provides an opportunity for anonymous peer review and feedback, which is intended to strengthen the board. If the Nominating and Corporate Governance Committee, in conjunction with the Chairperson, finds that any director is not fulfilling the responsibilities of a director, such director will be asked to resign from, or not stand for re-election to, the board.

Director Independence

At least a majority of the board of directors must qualify as independent within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”). When making its determinations regarding which directors are independent, the board of directors considers the NYSE rules and also reviews other transactions and relationships, if any, involving the Company and its directors or their family members or related parties. See “Certain Relationships and Related Party Transactions” for information about Rexnord’s policies and practices regarding transactions with members of the board.

The board of directors has affirmatively determined that each of Ms. Schooler, Ms. Walker-Lee and Messrs. Bartlett, Crandall, Christopoul, Jones, Longren, Moore and Stroup is independent. John M. Stropki, who served as a director until his unexpected passing in May 2019, was also determined to be an independent director. In accordance with NYSE rules, Ms. Troy is not currently considered an independent director because Mr. Adams served as a member of the compensation committee of her employer, a non-profit organization, until May 2019. Mr. Adams, our President and CEO, is also not considered an independent director.

Board Leadership Structure

Mr. Jones, an independent director, currently serves as our Non-Executive Chair. As previously announced, Mr. Jones will be retiring from the board as of the annual meeting and Mr. Adams, our current President and Chief Executive Officer, has been elected as Chair, effective after the annual meeting on July 23, 2020. The Company believes that having Mr. Jones serve as Chair in recent years has been an appropriate leadership structure for the board primarily because of his extensive leadership and management experience (including as chief executive officer and chair) at multinational companies, his experience as a strategist focused on enterprise growth, his current and past directorships at publicly traded companies and his insights as to best practices from those experiences.

In connection with its succession planning efforts, the board evaluated its leadership structure and determined that Mr. Adams would be appointed as Chair primarily due to his in-depth knowledge of the Company and the industries it serves, deep understanding of the Company’s operations and strategies and proven leadership of Rexnord, which position him to be able to provide strong and effective leadership of the board going forward. In addition, the board believes that Mr. Adams will be in the best position as Chair and CEO to lead board discussions regarding the Company’s business and strategy, and to help the board respond quickly and effectively to any challenges faced by the Company.

The Company has no formal policy requiring the separation or combination of the position of Chairperson and CEO; however, it believes, as discussed above, that in the Company’s current circumstances it is advantageous to combine the positions, effective after the annual meeting. From time to time, the board reviews and considers the optimal board leadership structure. Pursuant to the Company’s Corporate Governance Guidelines, if the Chairperson is also the CEO, the independent directors, meeting in executive session, will elect a lead director from among the independent directors. Therefore, in connection with the board leadership changes discussed above, on May 5, 2020, the independent directors elected Mr. Bartlett as lead director, also effective after the annual meeting on July 23, 2020. The Company believes that the designation of an independent lead director, whose duties are described below, provides essentially the same benefits as having an independent chairperson in terms of oversight, access and an independent voice with significant input into corporate governance.

The duties of the board’s lead director include: (i) presiding at all meetings of the board at which the Chair is not present, including executive sessions of the independent directors; (ii) serving as liaison between the Chair and the independent directors; (iii) together with the Chair, approving the agendas for board meetings; (iv) together with the Chair, approving meeting schedules to assure that there is sufficient time for discussion of all agenda items; (v) providing input to the Chair as to the content, quality, quantity and timeliness of information from Company management to the board; (vi) having the authority to call meetings of the independent directors and develop the agendas for such meetings with input from the other independent directors; (vii) serving as a liaison for consultation and direct communication with major shareholders; and (viii)  performing such other duties as the board or Chair may from time to time delegate.

Board’s Role in Risk Oversight

It is management’s responsibility to manage the Company’s enterprise risks on a day-to-day basis. Through regular updates and the strategic planning process, the board of directors oversees management’s efforts to ensure that they effectively identify, prioritize, manage and monitor all material business risks to Rexnord’s strategy. In addition, the board delegates certain risk management oversight responsibilities to its committees. The Audit Committee reviews and discusses the Company’s material financial and other risk exposures and the steps management has taken to identify, monitor and control such risks. The Compensation Committee is responsible for overseeing the Company’s compensation programs, including related risks. See also “Compensation and Risk” below.

Board Committees

The board of directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The committees on which directors currently serve are identified in the table below.

Director	Audit	Compensation	Nominating and Corporate Governance	Executive
Todd A. Adams				X
Mark S. Bartlett	Chair
Thomas D. Christopoul		Chair
Theodore D. Crandall	X
Paul W. Jones		X		Chair
David C. Longren		X
George C. Moore	X
Rosemary M. Schooler			X
John S. Stroup			Chair	X
Peggy N. Troy
Robin A. Walker-Lee		X	X

As previously discussed, Mr. Jones is retiring from the board as of the annual meeting. Mr. Crandall has been appointed as the chair of the Audit Committee effective after the annual meeting. Mr. Bartlett will continue as a member of the Audit Committee.

Audit Committee

The Audit Committee held four meetings during fiscal 2020. The Audit Committee is composed entirely of non-employee directors who meet the independence and accounting or financial management expertise standards and requirements of the SEC and the NYSE listing standards. Our board of directors has determined that each of Messrs. Bartlett, Crandall and Moore qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K.

The principal duties and responsibilities of our Audit Committee are as follows:

•	to prepare the annual Audit Committee report to be included in our annual proxy statement;

•	to oversee and monitor our financial reporting process;

•	to oversee and monitor the integrity of our financial statements and internal control system;

•	to oversee and monitor the independence, retention, performance and compensation of our independent auditor;

•	to oversee and monitor the performance, appointment and retention of our senior internal audit staff person;

•	to discuss, oversee and monitor policies with respect to risk assessment and risk management;

•	to oversee and monitor our compliance with legal and regulatory matters;

•	to evaluate its own performance on an annual basis; and

•	to provide regular reports to the board.

The Audit Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

Compensation Committee

The Compensation Committee held five meetings during fiscal 2020. The Compensation Committee is composed entirely of directors who meet the independence requirements of the SEC and the NYSE listing standards.

The principal duties and responsibilities of the Compensation Committee are as follows:

•

to review, evaluate and make recommendations to the full board of directors regarding our compensation policies and programs, including the ability to retain consultants to advise the Committee on such matters;

•

to review and approve the compensation of our chief executive officer, other officers and key employees, including all material benefits, option or stock award grants and perquisites and all material employment agreements, including employment-related letter agreements, confidentiality and non-competition agreements;

•

to review and recommend to the board of directors a succession plan for the chief executive officer and development plans for other key corporate positions as shall be deemed necessary from time to time;

•	to review and make recommendations to the board of directors with respect to our incentive compensation plans and equity-based compensation plans;

•	to administer incentive compensation and equity-related plans;

•	to review and make recommendations to the board of directors with respect to the financial and other performance targets that must be met;

•	to set and review the compensation of members of the board of directors;

•	to evaluate its own performance on an annual basis; and

•	to prepare an annual compensation committee report and take such other actions as are necessary and consistent with the governing law and our organizational documents.

The Compensation Committee reviews, discusses and considers the results of advisory “say-on-pay” votes of our stockholders when making decisions regarding the Company’s executive compensation programs. The Compensation Committee is also responsible for recommending to the board how often say-on-pay votes may be held. The Company currently holds say-on-pay votes annually, which is consistent with the results of the advisory “say-on-frequency” vote of our stockholders that was held at the fiscal 2019 annual meeting. The Company and the Compensation Committee believe that annual say-on-pay votes allow us to receive more frequent feedback from our stockholders on our compensation programs.

The Compensation Committee also has the authority to retain compensation consultants, legal counsel and other advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees, which it does from time to time.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held five meetings during fiscal 2020. The Nominating and Corporate Governance Committee is composed entirely of directors who meet the independence requirements of the NYSE listing standards.

The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	to identify candidates qualified to become directors of the Company, consistent with criteria approved by our board of directors;

•

to recommend to our board of directors nominees for election as directors at the next annual meeting of stockholders or a special meeting of stockholders at which directors are to be elected, as well as to recommend directors to serve on the other committees of the board and to serve as lead director, when appropriate;

•	to recommend to our board of directors candidates to fill vacancies and newly created directorships on the board of directors;

•

to review, in accordance with the Company’s bylaws, any resignation by a director due to a failure to receive a majority vote at a meeting of the Company’s stockholders and make a recommendation to the board whether to accept such resignation;

•	to identify best practices and recommend corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance;

•	to develop and recommend to our board of directors guidelines setting forth corporate governance principles applicable to the Company, and amendments to those principles;

•	to evaluate its own performance on an annual basis; and

•	to oversee the evaluation of our board of directors and senior management.

The Nominating and Corporate Governance Committee also has the authority to retain counsel and advisors to fulfill its responsibilities and duties and to form and delegate authority to subcommittees.

The Nomination Process

At an appropriate time prior to each annual meeting of stockholders at which directors are to be elected, the Nominating and Corporate Governance Committee recommends to the board for nomination by the board such candidates as that Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve. In addition, the Nominating and Corporate Governance Committee recommends candidates to join the board at other times during the year, as needed.

The Nominating and Corporate Governance Committee will identify and consider candidates suggested by outside directors, management and/or stockholders and evaluate them in accordance with its established criteria. Any recommendations for consideration by that Committee should be sent to the Corporate Secretary in writing, together with appropriate biographical information concerning each proposed nominee, at least 120 days but not more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. Our bylaws also set forth certain requirements for stockholders wishing to nominate director candidates directly for consideration by stockholders. For more information, see “Commonly Asked Questions and Answers about the Annual Meeting—When are stockholder proposals and stockholder nominations due for the fiscal 2022 annual meeting?” above.

Executive Committee

The Executive Committee did not meet or act by written consent during fiscal 2020. It is the intent of the board that the Executive Committee only takes action on behalf of the board when convening the full board would be impractical, or when reasonably necessary to expedite the interests of the Company between regularly scheduled board meetings.

Communications with the Board

Any communications to the board of directors should be sent to the attention of Rexnord’s Corporate Secretary, 511 W. Freshwater Way, Milwaukee, Wisconsin 53204. Any communication sent to the board in care of the Corporate Secretary or any other corporate officer is forwarded to the board. There is no screening process, and any communication will be delivered directly to the director or directors to whom it is addressed. Any other procedures which may be developed, and any changes in those procedures, will be posted as part of our Corporate Governance Guidelines on Rexnord’s Investor Relations website at investors.rexnordcorporation.com.

Availability of Code of Business Conduct and Ethics, Committee Charters and Other Corporate Governance Documents

We have a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Business Conduct and Ethics is posted on our Investor Relations website at investors.rexnordcorporation.com. Any substantive amendment to, or waiver from, any provision of the Code of Business Conduct and Ethics with respect to any senior executive or financial officer will also be posted on our website. The information contained on or accessible from our website is not part of this Proxy Statement.

In addition, the board has adopted Corporate Governance Guidelines and a written charter for each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. The Corporate Governance Guidelines and the charters are available on the Company’s Investor Relations website at investors.rexnordcorporation.com.

Corporate Social Responsibility and Sustainability

At Rexnord, we are committed to acting as a responsible corporate citizen in all aspects of our business and to managing our business in a manner that promotes the sustainability of the enterprise and the world in which we work and live. We have a long and successful history of investing in our employees and the communities in which we operate, promoting environmental stewardship, and operating with integrity in everything we do. We do this in four strategic ways: promoting environmental stewardship for our customers and the planet; managing the health and safety of our associates; investing in our people and creating an inclusive work environment; and supporting the communities where we live and work. We strive to manufacture products and use processes that reduce negative environmental impacts, conserve energy and natural resources, are safe for employees, communities, and consumers and return value to our shareholders.

Sustainability and safety have long been at the core of our management systems, and we operate with a commitment to continuous improvement in all areas of our business through our Rexnord Business System (RBS). We seek to maximize resource efficiency through energy and water conservation, and to steadily reduce our greenhouse gas emissions. We have supplemented these efforts with renewable energy investments, and our corporate headquarters is in a LEED Gold-certified building that was constructed for our use. We are committed to promoting the health and safety for our employees and customers.

We also help our customers achieve their sustainability goals. For example, our Water Management platform assists companies with managing the safety and quality of the water they use and the conservation of water resources in and around their facilities. Our Zurn business pledged to donate $1 million in hygienic products to healthcare facilities faced with addressing COVID-19. The donated products allow healthcare facilities to upgrade to a touchless environment. Our Process and Motion Control platform helps companies be more efficient in their processes and, in turn, potentially reduce their energy and water usage as well as impact on the environment. In both platforms, our products, solutions and services are designed to maximize resource efficiency, enable regulatory and environmental compliance, and promote the safety of personnel, equipment and processes.

We have a long history of supporting the communities where we live and work. Our focus includes supporting STEM (science, technology, engineering and math) programs, initiatives that promote diversity and associate development, and programs that provide support and resources to economically disadvantaged members of the communities where our associates and customers live and work.

We adhere to a Code of Conduct that applies to all employees and directors and require 100 percent completion on our annual Code training. Our Code is based on principles and laws that guide the decisions and actions of our employees. We are committed to developing a culture of diversity and inclusion where our associates are engaged and can and want to do their best work.

In 2020, we formalized the management of Environmental, Social and Governance (“ESG”) by creating an internal ESG Steering Committee and establishing oversight by the Board of Directors. The ESG Steering Committee is a cross-functional, management-level team tasked with implementing and disclosing the Company’s ongoing commitment to environmental, health and safety, corporate social responsibility, corporate governance, sustainability and other public policy matters relevant to Rexnord. The Committee will also assist our Senior Leadership Team in the following: setting ESG strategy; developing, implementing and monitoring initiatives and policies based on that strategy; monitoring and assessing developments relating to ESG matters and broadening Rexnord’s understanding of them; and disclosing ESG matters to external stakeholders.

Directors’ Compensation

The table below summarizes the compensation we paid to persons who were non-employee directors of the Company during the fiscal year ended March 31, 2020.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	All Other Compensation ($)	Total ($)
Mark S. Bartlett	$105,000	$130,020	$—	—	$235,020
Thomas D. Christopoul	102,500	130,020	—	—	232,520
Theodore D. Crandall	90,000	130,020	—	—	220,020
Paul W. Jones	180,000	130,020	—	—	310,020
David C. Longren	90,000	130,020	—	—	220,020
George C. Moore	90,000	130,020	—	—	220,020
Rosemary M. Schooler	67,500	129,989	—	—	197,489
John M. Stropki (4)	62,500	—	—	$130,000	192,500
John S. Stroup	100,000	130,020	—	—	230,020
Peggy N. Troy	67,500	129,989	—	—	197,489
Robin A. Walker-Lee	90,000	130,020	—	—	220,020

(1)	Directors may elect to have cash compensation for board service paid in Rexnord common stock.

(2)

During fiscal 2020, each non-employee director (other than Mr. Stropki) received a grant of RSUs under the Rexnord Corporation Performance Incentive Plan (the “Performance Incentive Plan”) in accordance with the Company’s standard compensation package for non-employee directors. The grants to Ms. Walker-Lee and Messrs. Bartlett, Christopoul, Crandall, Jones, Longren, Moore and Stroup occurred on May 13, 2019. Ms. Schooler and Ms. Troy joined the board on May 20, 2019, and were each granted RSUs on that date.

The RSUs vested immediately on grant, but will not be paid out until six months after the director leaves the board. The amounts reported reflect the grant date fair value of the RSUs computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”), which requires the Company to recognize compensation expense for stock-related awards granted to our directors based on the estimated fair value of the equity instrument at the time of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see Note 15—Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2020.

(3)	Stock options were not granted to directors in fiscal 2020, but were granted in previous fiscal years.

(4)

Since Mr. Stropki was eligible for the annual grant of RSUs prior to his unexpected passing in May 2019, the Company opted to provide his estate with the value of the grant in cash in appreciation of his valuable contributions on the board through the years; this amount is included in the All Other Compensation” column above.

The following table presents the aggregate number of outstanding stock awards and unexercised options (including any stock awards that are subject to deferred settlement) held as of March 31, 2020, by each of the persons who served as non-employee directors in fiscal 2020.

Director	Stock Awards Outstanding (#)	Options Outstanding (#)
Mark S. Bartlett	18,873	33,040
Thomas D. Christopoul	18,873	21,977
Theodore D. Crandall	18,873	—
Paul W. Jones	18,873	11,003
David C. Longren	18,873	—
George C. Moore	18,873	11,043
Rosemary M. Schooler	4,772	—
John M. Stropki	—	—
John S. Stroup	18,873	10,320
Peggy N. Troy	4,772	—
Robin A. Walker-Lee	18,873	—

Narrative to Directors’ Compensation Table

In fiscal 2020, we paid certain fees and granted equity-based awards to our non-employee directors, as described below. Directors who are also employees of the Company receive no additional compensation for their service as directors. See the executive compensation disclosures below for information related to Mr. Adams’ compensation in fiscal 2020.

During fiscal 2020, under the Company’s outside director compensation program, the annual cash retainer amount for non-employee directors was $90,000. In addition, the chair of the Audit Committee received a $15,000 annual cash retainer, the chair of the Compensation Committee received a $12,500 annual cash retainer and the chair of the Nominating and Governance Committee received a $10,000 annual cash retainer. The Non-Executive Chair received an additional annual fee of $90,000 in fiscal 2020 for serving in that role. Cash retainer amounts are paid after each fiscal quarter of service, are generally prorated for partial year service, and may, at a director’s option, be paid in Rexnord common stock, as permitted by rules adopted by the Company from time to time. Each then-serving non-employee director also received an annual equity grant in fiscal 2020 consisting of RSUs valued at approximately $130,000. The RSUs vested immediately on grant, but are not paid out until six months after a director leaves the board.

Mr. Adams, who was appointed as Chair effective after the annual meeting on July 23, 2020, will not receive an additional fee for serving as Chair. Mr. Bartlett, who will serve as the lead director, will receive an additional annual fee of $30,000 for serving in that role.

Stock Ownership Guidelines for Directors

The Company believes that it is important for non-employee directors to maintain an equity stake in Rexnord to further align their interests with those of our stockholders. Non-employee directors must comply with stock ownership guidelines as determined from time to time by our board. The ownership guidelines for non-employee directors require that each non-employee director must own Rexnord stock, which includes vested in-the-money options and vested but deferred RSUs, with a value equal to a minimum of five times the annual cash retainer within five years of his or her initial election to the board. As of the Record Date, eight of our 10 our non-employee directors had met the ownership guidelines. Ms. Schooler and Ms. Troy, who were each appointed to the board in May 2019, have until May 2024 to meet the ownership guidelines.

For information regarding the Company’s anti-hedging and anti-pledging policies, which are applicable to directors, as well as officers and employees, see “Compensation Discussion and Analysis—Fiscal 2020 Executive Compensation Components and Determinations—Anti-Hedging and Anti-Pledging Policies.”

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act requires Rexnord’s officers and directors, and persons who beneficially own more than 10% of Rexnord’s common stock, to file reports of ownership and changes in ownership with the SEC. All publicly-held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding fiscal year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms filed with the SEC and written representations that no such forms were required. The Company believes that all of these filing requirements were satisfied on a timely basis for the year ended March 31, 2020. In making these disclosures, Rexnord has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following is a discussion of the material elements of compensation and remuneration awarded to, earned by, or paid to our Named Executive Officers during our fiscal year ended March 31, 2020. Throughout this discussion, the individuals named in the Summary Compensation Table below are referred to as “Named Executive Officers” and the terms “Compensation Committee” or the “Committee” refer to the compensation committee of the board of directors.

The Committee, in consultation with the board of directors, appropriate outside advisors and independent compensation consultants, oversees our executive compensation agreements, plans and policies and has the authority to approve all matters regarding executive compensation. The Committee seeks to ensure that the total compensation and benefits package provided to executives, including our Named Executive Officers, is reasonable, fair, balanced and competitive and is also aligned with stockholders’ interests and the short- and long-term performance goals of the Company.

The Committee seeks to foster a pay-for-performance culture that places an emphasis on stockholder value creation and makes a meaningful portion of each executive’s compensation subject to the financial, operational and stock price performance of the Company. Based upon these criteria, the Committee sets the principles and strategies that guide the design of our executive compensation program.

We compensate our executives through various forms of cash, equity and other non-cash remuneration. Our executive officer compensation program for fiscal 2020 included:

•	Cash compensation:

•

base salaries, which are intended to attract and retain experienced, highly-qualified individuals and provide compensation for the executive’s duties, accomplishments, experience and responsibilities; and

•	annual performance-based incentive awards, which reward performance by tying additional cash compensation to specific Company, unit, group and individual performance;

•

Long-term equity incentive awards, including awards that are performance-based, that further align the financial interests of management with those of our stockholders, which, for fiscal 2020, consisted of:

•

performance stock units (“PSUs”) tied to specific Company metrics that further incent executive officers by providing economic rewards tied to the performance of the Company over an extended period of time; and

•

restricted stock units (“RSUs”) that vest based on continued employment, which are intended to better align management with the long-term interests of stockholders, provide retention incentives and maintain a market-competitive compensation structure;

•

Selective letter agreements regarding employment arrangements, and severance and change in control arrangements, intended to help assure the continuing availability of the executives’ services over a period of time and protect the Company from competition post-employment, and that also provide protection and a degree of certainty to the executives upon certain events, including in connection with a change in control (and utilize a “double trigger” in such situation); and

•

Retirement benefits, as well as a deferred compensation program, which are intended to reward long-term service to the Company and provide incentives to remain with us by building benefits and savings for eventual retirement.

Recent Developments

Fiscal Year Change

•

The Company is moving from a fiscal year ending on March 31 of each year to a fiscal year ending on December 31 of each year. As a result, the nine-month period from April 1, 2020, to December 31, 2020, is serving as a transition period, and fiscal 2021 will begin on January 1, 2021.

COVID-19-Related Actions

•

As a result of the expected economic slowdown due to the COVID-19 pandemic, merit increases were not awarded to the Company’s executive officers for the transition period. In addition, beginning in April 2020, the base salary of our Chief Executive Officer (“CEO”) was reduced by 29% and the salaries of our other executive officers were reduced by 23% through December 31, 2020.

•

In connection with the economic volatility caused by the COVID-19 pandemic and uncertain business outlook at the start of the transition period, as well as challenges related to forecasting potential results at that time, incentive awards for the transition period under the MICP (as defined below) will be based on goals for the six-month period from July 1, 2020, to December 31, 2020. Since the transition period consists of nine months, awards will be adjusted to reflect 75% of the initially targeted incentive amount. MICP awards for the transition period will be paid in a combination of cash and common stock.

•

The performance period for PSUs granted in calendar 2020 consists of the transition period and fiscal 2021. Vesting of these PSUs is solely dependent on goals related to absolute free cash flow conversion.

•	During the transition period, the Company will begin making matching contributions to participants in the 401(k) Plan in Company common stock instead of in cash.

General Compensation Philosophy and Objectives of Executive Compensation Programs

The foundation of our executive compensation program is to reward our executives for achieving specific strategic goals of the Company and to align each executive’s interests with those of our stockholders. We believe that rewarding executives for superior levels of performance will result in significant long-term value creation for the Company and our stockholders. As a result, we believe that the compensation packages we provide to executives, including the Named Executive Officers, must include both cash-based and equity-based elements that reward near- and long-term performance. The Committee, with input from its independent compensation consultant and the CEO (for executives other than himself), evaluates the performance of our executives and their compensation packages to ensure that we maintain our ability to retain highly talented key employees and attract new talent, as needed, to successfully grow and lead the organization.

We continuously review and evolve our programs to further align to our pay-for-performance philosophy, placing a strong emphasis on stockholder value creation and subjecting elements of each executive’s compensation to risk depending on the performance of the Company. As such, we base our executive compensation program on the following philosophies:

•	The compensation program should support the business by establishing an emphasis on balancing critical annual objectives and long-term strategy without encouraging unreasonable risk taking;

•	Each executive’s total compensation should correlate to his or her relative contribution to the Company and the achievement of individual and/or business (as defined below) goals;

•

The compensation program should drive enterprise financial and operational outcomes in a manner that improves the Company’s operational performance, creates stockholder value and aligns the executives’ interests with the interests of our stockholders, all without encouraging inappropriate risk taking; and

•	Executives should be rewarded for superior performance through cash-based incentives and equity compensation.

Our executive compensation program is designed to focus our executives on critical business goals that translate into long-term value creation. As a result, we believe that a meaningful portion of our executives’ compensation should be variable and based, as appropriate, on the financial performance of the Company or one of its specific businesses, segments or departments (“businesses”). We have increased the emphasis on performance-based compensation in recent years through our Management Incentive Compensation Plan (the “MICP”), a sub-plan of the Performance Incentive Plan, and through the use of PSUs and other equity awards. The PSUs, in particular, subject a material element of executive compensation to the achievement of pre-established performance metrics. PSUs currently comprise 60% of the equity award allocation formula for the senior leadership team, which includes the CEO and the Named Executive Officers. The MICP also features a component that is designed to reward annual improvement in personal performance objectives. For each fiscal year (as well as the transition period), individualized target performance areas are determined for each executive, and a portion of each executive’s compensation under the MICP is dependent upon achievement of those objectives. These individualized target performance areas, referred to as annual improvement priorities (“AIPs”), are designed to drive results that meet or exceed financial targets for the year in areas that are critical to the long-term success of the Company.

Our executive compensation program also aims to reward long-term value creation through equity-based awards that help align the financial interests of management with those of our stockholders since the ultimate value of equity-based awards is tied to the value of our stock. In addition, our executive compensation program includes selective employment-related letter agreements and change in control and severance arrangements that are intended to facilitate those officers’ commitment and dedication to the Company.

CEO Compensation Philosophy.    For fiscal 2020 compensation planning, the Committee continued with its approach to review the CEO’s base and incentive compensation annually (e.g., for merit increases, annual incentive awards and equity grants) with Willis Towers Watson, its independent compensation consultant. The Committee provided the CEO with traditional annually awarded long-term incentive opportunities that are focused on high performance and emphasize long-term value creation for our business and our stockholders. As a result of the Company’s strong performance in fiscal 2019, the CEO’s total compensation for fiscal 2020 was positioned somewhat above the median of our peer group, which is further discussed below.

Stockholder Input and Outreach.    The Committee also considers the results of advisory “say-on-pay” stockholder votes when making compensation decisions. The Company currently holds say-on-pay votes annually, which is consistent with the results of the stockholder advisory vote on the advisory “say-on-frequency” vote that was held at the fiscal 2019 annual meeting. At the fiscal 2020 annual meeting, approximately 81% of shares voting approved the compensation of the Company’s executive officers on an advisory basis. Based on this result, the Committee concludes that our stockholders affirmatively support the Company’s executive compensation philosophy, program and decisions.

From time to time we also meet or speak with various stockholders to discuss corporate governance, executive compensation and other matters. The board and the Committee have considered, and will continue to seriously consider, feedback from these discussions as we review and evaluate our corporate governance practices and executive compensation programs.

Other Considerations.    The Committee reviews market-based data as one benchmark to provide a reference point for compensation practices as well as a source of comparative information to assist in determining various components of compensation. However, it does not use this information to mathematically calculate compensation nor limit itself to any specified range. The Committee reviews market-based data in general terms and uses its judgment and discretion to address individual circumstances rather than simply targeting a level of compensation that falls within a specific range of the data.

In December 2017, the Tax Cuts and Jobs Act (“Tax Reform”) was enacted in the United States. Among other changes, Tax Reform eliminated prospectively the provisions under Section 162(m) of the Internal Revenue Code that allowed for tax deductions for certain performance-based compensation above the $1.0 million deductibility limit for certain executive officers. Although Tax Reform substantially changed certain elements of tax deductibility of executive compensation, including the loss of certain deductions keyed to the former specified performance-based standards, the Committee intends to continue to structure compensation programs to be consistent with its pay-for-performance philosophy; see also “Tax Considerations” below.

Setting Executive Compensation and the Role of Our Executive Officers and Consultants in Compensation Decisions

The Committee annually reviews and approves all compensation decisions related to our Named Executive Officers. Near the beginning of each fiscal year, the CEO establishes the AIPs for each executive officer other than himself; the Committee establishes the AIPs for the CEO. At the end of the year, prior to making the annual compensation determinations for each executive officer, one or more members of the Committee work together with the CEO to review the performance of the Company and its respective businesses, the role of each executive in the various aspects of that performance and the executive’s level of achievement of his or her AIPs. To assist with this process, our Chief Human Resources Officer compiles data provided by our independent compensation consultant and provides compensation recommendations for the executive officers other than himself. Based on this review and data, the CEO makes recommendations to the Committee as to the compensation of all senior management, including the Named Executive Officers other than himself. The Committee considers these recommendations and meets with its compensation consultant independently in making the final determinations. Other than our CEO and Chief Human Resources Officer, none of the other Named Executive Officers had or have any role in determining the fiscal 2020 compensation of other Named Executive Officers. We anticipate that the CEO and Chief Human Resources Officer will continue to have a role in setting the compensation for the senior management of the Company.

The Committee currently uses Willis Towers Watson as its independent compensation consultant to assist in analyzing the Company’s compensation programs and making compensation decisions. The Committee is directly responsible for the appointment, termination, compensation and oversight of the work of any compensation consultants hired by it and considers the independence of any such consultant prior to retention. The Company provides appropriate funding, as determined solely by the Committee, for the payment of compensation to the compensation consultants engaged by the Committee.

Willis Towers Watson provides ongoing advisory services to the Committee on various aspects of its overall compensation practices, including, but not limited to, its long-term incentive compensation program and the related Performance Incentive Plan, the Company’s deferred compensation plan and the compensation program for outside directors. Willis Towers Watson also provides assistance with reviews of compensation programs for the CEO and other executive officers. The Company paid Willis Towers Watson $131,000 in fiscal 2020 for these advisory services related to its executive and director compensation programs. In addition, in fiscal 2020, Willis Towers Watson was also engaged by management, finance and human resources to provide pension actuarial, general compensation consulting and property and casualty insurance brokerage services. Fees for these services totaled $401,853 in fiscal 2020.

After considering the factors set forth in the SEC and NYSE rules, in accordance with the Committee’s charter, the Committee determined that Willis Towers Watson is sufficiently independent to appropriately advise the Committee on compensation matters and that its relationship with Willis Towers Watson does not give rise to any conflict of interest. Going forward, the Committee expects that it will continue to engage Willis Towers Watson and other compensation consultants when and as appropriate and will conduct an assessment of consultants’ independence prior to any such engagement.

Fiscal 2020 Executive Compensation Components and Determinations

The principal components of our executive compensation program are discussed below.

Base Salary. The Committee currently reviews base salaries for all executives (including the CEO) annually, with base salary adjustments typically finalized in the first quarter of the fiscal year. In determining base salaries, the Committee considers the executive’s responsibilities, experience, skills, sustained level of performance in the job, performance in the prior year, contribution to overall business goals, publicly-available data, information obtained from compensation consultants and the CEO’s recommendations (with respect to executive officers other than himself). Based on the Committee’s subjective review of these factors, it determines each Named Executive Officer’s base salary, which are intended to be competitive with the market.

For purposes of its review of base salary and other elements of the compensation program, Willis Towers Watson used a peer group of similarly sized industrial manufacturing companies, which for fiscal 2020 consisted of: A.O. Smith Corporation, Acuity Brands Inc., Altra Industrial Motion Corp., Barnes Group Inc., Belden, Inc., Crane Co., Evoqua Water Technologies Corp., Franklin Electric Co., Inc., Gates Industrial Corporation plc, Idex Corporation, ITT Inc. Kennametal Inc., Lincoln Electric Holdings, Inc., Mueller Water Products, Inc., Nordson Corp., Pentair plc, RBC Bearings Incorporated, Regal Beloit Corporation, The Timken Company and Watts Water Technologies, Inc. (the “Peer Group”).

Base salary increases for the Named Executive Officers varied from 3.0% to 7.7%, with base salary levels for our executive officers, in aggregate, near the median of the market. For fiscal 2020, Mr. Adams’ base salary increased by 4.1% to $1,005,000 to continue to be comparable to the median of general industry survey data and competitive with the median of peer group comparisons. The Committee believed this increase was appropriate based on Mr. Adams’ performance and contributions to the Company. Mr. Peterson’s salary increase for fiscal 2020 reflected his strong performance in fiscal 2019 as well as continued efforts to make his base salary competitive with the pay level of other chief financial officers. The salary increases for Mr. Zaba and Mr. Wehr were intended to reward their strong performance as well as make their base salaries more competitive with the market. The salary increase for Mr. Powers reflected competitive market conditions as well as his performance.

Based on the above reviews, the Committee determined the base salaries for the Named Executive Officers as indicated in the following table:

Name	Fiscal 2020 Base Salary ($)	Increase as Compared to Fiscal 2019 (%)
Todd A. Adams	$1,005,000	4.1%

Mark W. Peterson	525,000	6.1%

Kevin J. Zaba	500,000	3.1%

George J. Powers	409,000	3.0%

Craig G. Wehr	420,000	7.7%

As previously noted, in connection with COVID-19-related actions taken by the Company, merit increases were not awarded to the Company’s Named Executive Officers for the transition period and the base salaries of such officers were reduced through December 31, 2020.

Annual Performance-Based Awards. We believe that a substantial portion of our executive officers’ compensation should be variable, based on the Company’s financial performance, and provide an opportunity to earn additional awards in connection with superior business and individual performance.

Annual incentives for our executive officers are principally awarded through the MICP. The MICP is designed to provide our key officers, including our Named Executive Officers, with appropriate variable incentives to achieve and exceed key annual business objectives by providing performance-based compensation in addition to their annual base salary. Under the terms of the MICP, participants are eligible to earn variable incentives based upon the achievement by the Company or the respective business, as the case may be, of the corporate financial targets established by the Committee and each executive’s individual performance and achievement of AIPs; all amounts awarded under the MICP are also subject to the overall review, approval and potential adjustment by the Committee.

Near the beginning of each fiscal year, the board of directors, based on input from the CEO and CFO, approves the corporate financial performance targets for the Company and each business, and the Committee uses those to set the financial targets under the MICP. The Committee sets the AIPs for our CEO and our CEO establishes the AIPs for all of the other members of senior management participating in the MICP, including the other Named Executive Officers. In setting the financial targets, the Company considers its strategic plan and determines what achievement will be required on an annual basis to drive to its multi-year performance commitment.

Under the MICP, each participant’s target incentive amount is based upon a specified percentage of the participant’s annual base salary. In making determinations for fiscal 2020 MICP awards to executive officers and other key personnel, the Committee reviewed, among other factors, the results of its compensation consultants’ studies of the Company’s cash compensation. For fiscal 2020, the target incentive amounts for Messrs. Adams, Peterson, Zaba, Powers and Wehr were 125%%, 75%, 75%, 55% and 65% of base salary, respectively, and target incentive levels for our executive officers were, in aggregate, near the median of the market. The level for each executive was set so as to incentivize executives to achieve superior corporate and individual results by providing meaningful compensation upon the achievement of established goals.

The target incentive level for Mr. Adams was set to make his compensation particularly focused on value creation for stockholders and was generally in line with that of the Peer Group. However, the Committee continued to limit the maximum payment (which was set at 250% of base salary) that may be earned by Mr. Adams, as well as by the other Named Executive Officers, under the MICP, as the Committee believes that a cap on the payment is appropriate and that the cap is at a sufficiently high level so as to continue to encourage strong performance.

Under the terms of the MICP, each participant is initially entitled to his or her target incentive amount if 100% of the specified performance targets (“Base Targets”) are achieved. For the Named Executive Officers to be eligible for a minimum incentive under the corporate financial performance metrics, which are subject to adjustment by the Committee in certain extraordinary circumstances, the Company must reach a specified cliff set near the beginning of each fiscal year, which, for fiscal 2020, was at least 90% of either of the respective metrics (which are described in more detail below) with an accelerated payout schedule for attainment as summarized in the below table:

Achievement	90% of Base Targets	100% of Base Targets	105% of Base Targets	110% of Base Targets	115% of Base Targets	120% of Base Targets	125% or > of Base Targets
Financial Factor Payout	50%	100%	112.5%	125%	150%	175%	200% and >*

*

For each additional 5% increase in the percent of Base Target plan achievement above 115%, the financial factor payout will increase 25%; provided, however, that the CEO and our other Named Executive Officers are subject to a maximum payout, which for fiscal 2020 was a maximum of 250% of each officer’s base salary.

With respect to the corporate financial performance portion of the incentive formula under the MICP, the Committee believes that the incentive compensation for the fiscal year should increase incrementally as the level of achievement increases and that executives should be encouraged to strive for superior results. While there is a cap on the maximum payout amount to the CEO and other Named Executive Officers, as noted above, the Committee believes the cap is at a sufficiently high level so as to continue to encourage strong performance. The Committee has discretion to increase or decrease the amount actually paid out under the MICP if necessary to account for certain extraordinary events or other factors that may have disproportionately affected the formulaic results or to adjust for how the formulaic results are calculated. In addition, there is generally no minimum incentive payable under the MICP even if 90% or more of the corporate financial performance metrics are achieved because the incentive payment is subject to the individual’s AIP multiplier (also referred to as personal performance multiplier), which could be 0%.

After the corporate financial results have been calculated under the MICP, each individual’s personal performance and AIPs are evaluated by the Committee (for the CEO) and by the CEO (for other executive officers), after which the individual’s personal performance multiplier is applied to determine the amount of the incentive earned. The Committee believes it is important for the MICP to align each Named Executive Officer’s compensation with the officer’s individual, unit, group and/or corporate financial performance. Under the MICP, the personal performance objectives are intended to reinforce cross-functional, business teamwork, should generally tie to strategy deployment objectives and should be aggressive, measureable and critical to success of the Company’s business. For executive officers, the personal performance multiplier is between 0% and 150%, with 150% as the base point, and the Committee using “negative discretion” to reduce the multiplier to the intended level based on the officer’s performance. A performance multiplier of 100% is used to denote on-target achievement of goals.

As noted above, Base Targets under the MICP are comprised of Company, or the respective business, financial performance metrics and individual AIPs. For participants whose MICP performance is tied specifically to the Company’s consolidated financial performance, including Messrs. Adams, Peterson and Powers, the specific metrics in fiscal 2020 were based on consolidated EBITDA and Unlevered Free Cash Flow, each weighted at 50%. For the MICP, we generally define EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring, stock-based compensation expense, other (income) expense, LIFO (income) expense, un-budgeted acquisitions and other non-recurring items, translated at constant currency as used for internal management reporting. We define Unlevered Free Cash Flow, for purposes of the portion of the MICP based on consolidated Company performance, as cash flow from operations less capital expenditures (net of proceeds from the sale of fixed assets, if any), as adjusted for cash interest on the Company’s outstanding debt obligations (to simulate a debt-free capital structure), un-budgeted acquisitions and, when appropriate, other non-recurring items, translated at the constant currency used for internal management reporting. While the MICP metrics may be measured at various levels within the organization, the mechanics of the calculations are substantially the same for all participants in the MICP.

In fiscal 2020, the Company again used EBITDA in the MICP because it believes EBITDA is an important supplemental measure of performance and is frequently used by analysts, investors and other interested parties in evaluating companies in our industry. Further, the Company used EBITDA because it is used by the Company’s lenders, and often compared by analysts and investors, in evaluating our ability to meet debt service obligations. The Committee also used Unlevered Free Cash Flow as an additional metric under the MICP because the Committee believes it represents the ability to generate cash and, therefore, potentially improve profits, and because it eliminates the impact of cash interest, over which management has relatively little control. It also provides increased transparency around operating cash flow generation and, therefore, aligns the Named Executive Officers’ incentive compensation with a measure over which they more directly control.

For MICP participants who are not on the consolidated plan, including Messrs. Zaba and Wehr, the specific fiscal 2020 financial metrics were based 40% on Group EBITDA, 20% on Group Operating Cash Flow (defined as the group level EBITDA plus or minus the change in inventory) and 20% on core growth percentage for the respective business, and 20% on consolidated EBITDA. In furtherance of its pay-for-performance philosophy and with the intent to drive superior operating performance, the Committee chose these measures for each respective business because it believes they correlate to the Company’s strategic goals and align stockholders’ interests with those of management. The Committee believes that a Company-wide performance factor (consolidated EBITDA) provides an appropriate tie to overall performance to enhance the participants’ stake in the results of the Company as a whole.

The Committee’s intention in setting the Base Targets under the MICP for fiscal 2020 was to provide strong incentive for the executives to perform at a high level and create value for our stockholders in order for any annual incentives to be earned. Accordingly, an exceptional level of performance to attain or exceed the target level would be required, but such targets also remain practically attainable in order to discourage excessive risk-taking to achieve them. The Committee established the targets for fiscal 2020 near the beginning of the fiscal year. After each fiscal year, the Committee makes a determination as to whether the targets were met, and determines the extent, if any, to which the target incentives should be paid based on these results and other factors. In addition, under the MICP, if any acquisition or disposition of any business by the Company, merger, consolidation, split-up, spin-off, or any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Committee to be appropriate, then the Committee will, in good faith and in such manner as it may deem equitable, adjust the financial targets of the MICP or modify the payouts thereunder.

Under the consolidated plan for fiscal 2020, the Base Target for consolidated EBITDA was set at $472 million and the Base Target for Unlevered Free Cash Flow was set at $303 million.

With respect to consolidated results for fiscal 2020 for purposes of the MICP, the Committee determined that the Company consolidated EBITDA was $462 million, or 98% of the target, and that Unlevered Free Cash Flow was $327 million, or 108% of the target. As a result, under the MICP formula, the consolidated corporate financial performance factors generated a payout amount of 105% of the target at the consolidated level. The financial performance metrics for the applicable businesses for Messrs. Zaba and Wehr resulted in payout amounts of 85% and 100% of target, respectively.

As mentioned above, aggregate incentives under the MICP are weighted to include corporate or specific business financial performance metrics, as well as personal performance; thus, the results under the corporate financial metrics are subject to change based on the personal performance multiplier and achievement of AIPs. For fiscal 2020, Mr. Adams’ AIPs focused on overall growth and performance of the Company, and increasing organizational capabilities; Mr. Peterson’s AIPs focused on compliance, cost savings and the financial strength and systems of the Company; Mr. Zaba’s AIPs focused on overall growth and performance of the Power Transmission business; Mr. Powers’ AIPs focused on building organizational capabilities, leadership succession and talent management; and Mr. Wehr’s AIPs focused on overall growth and performance of the Zurn business.

After completion of the fiscal year, the Committee reviewed the CEO’s level of personal performance and the achievement of AIPs. Additionally, the Committee, along with input from the CEO, reviewed the remaining Named Executive Officers’ level of personal performance and the achievement of AIPs. For fiscal 2020, the personal performance multipliers for the Named Executive Officers other than the CEO varied from 1.08 to 1.25, and the CEO achieved 1.25.

Utilizing the corporate and specific business financial targets, as the case may be, and the personal performance multiplier results, the incentive payments under the MICP for fiscal 2020 were: $1,648,828 for Mr. Adams; $520,931 for Mr. Peterson; $395,250 for Mr. Zaba; $255,093 for Mr. Powers; and $341,250 for Mr. Wehr.

For the transition period ending December 31, 2020, the financial metrics for executive MICP participants on the consolidated plan will be based 50% on consolidated EBITDA and 50% on Free Cash Flow. For executive participants who are not on the consolidated plan, including Messrs. Zaba and Wehr, the metrics will be based 40% on Group EBITDA, 40% on Group Operating Cash Flow and 20% on consolidated EBITDA. Due to the economic volatility caused by the COVID-19 pandemic and the uncertain business outlook existing at the start of the transition period, as well as challenges related to forecasting potential results at that time, the Committee determined that the performance period for the metrics will consist of the period from July 1, 2020, to December 31, 2020. As a result of the previously announced change to the Company’s fiscal year, and given that the transition period consists of nine months, MICP awards will be adjusted to reflect 75% of the initially targeted incentive amount. MICP awards for the transition period will be paid in a combination of cash and common stock.

Long-Term Equity Incentive Awards. The Company and the Committee provide incentives that link our Named Executive Officers’ compensation to the returns experienced by our stockholders, primarily through awards under the Performance Incentive Plan. The Performance Incentive Plan is intended to provide performance incentives to our officers, employees and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and to create value for our stockholders. The types of permitted awards include stock options, stock appreciation rights, stock bonuses, restricted stock and RSUs, performance stock and PSUs, stock units and other similar rights to purchase or acquire shares, as well as cash awards. Awards may vest, over time, upon the occurrence of one or more events or by the satisfaction of performance criteria, or any combination thereof. The Performance Incentive Plan is administered by the Committee.

The Committee generally uses an annual grant schedule for equity awards. Typically, grants are made in the first quarter of each fiscal year, following the announcement by the Company of the prior year’s results; the Committee expects to continue that practice in the future. The Committee may also make other such grants from time to time based on various facts and circumstances, including but not limited to new hires, changes in roles or responsibilities, individual performance, specific achievements and other associate retention considerations. The Committee believes that equity-based awards play an important role in fostering a pay-for-performance culture, in which incentives are created for our executives to maximize Company performance and align the interests of our executives with those of our stockholders.

In furtherance of our pay-for-performance philosophy, and after a review of competitive practices, as previously disclosed, the Committee modified the equity grant allocation formula for fiscal 2020 for executive officers to increase the portion of the equity award granted as PSUs to drive even greater alignment between senior management and the long-term interests of stockholders. As a result, the equity grant allocation formula for executive officers for fiscal 2020 consisted of 60% PSUs and 40% RSUs (as compared to 50% PSUs, 25% RSUs and 25% options in fiscal 2019), while other equity plan participants received 75% RSUs and 25% options (as compared to 60% RSUs and 40% options in fiscal 2019). Target long-term incentive compensation levels for our executive officers were, in aggregate, above the median of the market, in furtherance of our compensation philosophy. The Committee believes that the use of PSUs and the allocation formulas discussed above further align the interests of our executives with those of our stockholders, support our talent strategy, enhance retention opportunities, provide additional motivation for our executives to succeed in the long-term and maintain market competitiveness.

As noted above, the Committee, in furtherance of its emphasis on performance-based compensation, again granted PSUs (the “fiscal 2020 PSUs”) that vest (or will be forfeited) based on specified performance goals for a three-year performance period. Vesting of 50% of the value of the fiscal 2020 PSUs is based on goals related to absolute free cash flow conversion (defined as free cash flow divided by net income before special items) to reward the efficient generation and use of cash, which also aligns with the Company’s long-term strategic plan. Vesting of the other 50% of the value of the fiscal 2020 PSUs is based on goals related to return on invested capital (“ROIC”). The Committee uses ROIC as a performance measure for the fiscal 2020 PSUs to help ensure that our executives focus on effectively employing capital and creating stockholder value as well as to better align with the Company’s current growth strategy and absolute free cash flow conversion goals. The PSUs have 100% cliff vesting after three years and can be earned at levels between 0% and 200% based on the degree of satisfaction of the performance conditions.

RSUs that vest based on continued employment are included in our executive officer long-term incentive mix in order to better align management with the long-term interests of stockholders, provide retention incentives and maintain a market-competitive compensation structure. The RSUs granted in fiscal 2020 vest in three equal installments on the anniversary of the grant date.

Prior to fiscal 2020, stock options, with an exercise price equal to the Company’s closing stock price on the grant date, that vest ratably over three years after the grant date and have a maximum term of 10 years after the grant date, were part of the executive officer long-term incentive mix. While stock options were not granted to executive officers in fiscal 2020, they were granted to other non-executive employees.

The expected value of the equity grants to Mr. Adams in fiscal 2020 was set somewhat above the median of the Peer Group, which the Committee believed to be appropriate to reinforce its focus on incentive-based compensation, to further its pay-for-performance philosophy and to provide appropriate incentives to increase long-term stockholder value.

On May 13, 2019, the Committee granted certain officers and employees an aggregate of approximately 0.1 million options to purchase shares of common stock, approximately 0.3 million PSUs and approximately 0.4 million RSUs under the Performance Incentive Plan, including to the Named Executive Officers as follows: 91,636 PSUs and 61,091 RSUs to Mr. Adams; 23,455 PSUs and 15,637 RSUs to Mr. Peterson; 19,855 PSUs and 13,237 RSUs to Mr. Zaba; 11,018 PSUs and 7,346 RSUs to Mr. Powers; and 9,818 PSUs and 6,546 RSUs to Mr. Wehr. The fiscal 2020 PSUs can be earned at levels between 0% and 200% based on satisfaction of the performance conditions during the fiscal 2020 to fiscal 2022 performance period; and the RSUs vest in three equal annual installments on the anniversary of the grant date, assuming continued service. For the fiscal 2020 PSUs, 50% of the value of PSUs is based on goals related to absolute free cash flow conversion goals and 50% is based on goals related to ROIC.

The Committee intends to continue to make annual or regularly recurring grants of equity awards to our Named Executive Officers and other officers, key employees, directors and consultants.

On May 4, 2020, the Committee granted certain officers and employees an aggregate of approximately 0.2 million options to purchase shares of common stock, approximately 0.5 million PSUs and approximately 0.4 million RSUs under the Performance Incentive Plan, including to the Named Executive Officers as follows: 244,906 PSUs to Mr. Adams; 41,144 PSUs and 27,430 RSUs to Mr. Peterson; 31,740 PSUs and 21,160 RSUs to Mr. Zaba; 13,519 PSUs and 9,013 RSUs to Mr. Powers; and 17,045 PSUs and 11,364 RSUs to Mr. Wehr. The Committee granted 100% of the long-term equity incentive award to Mr. Adams in PSUs to further align his compensation with the interests of stockholders and the attainment of performance-based metrics. The PSUs can be earned at levels between 0% and 200% based on the satisfaction of performance conditions during the period from April 1, 2020, through December 31, 2021 (the “Transition Period PSUs”). For the Transition Period PSUs, performance is based solely on goals related to absolute free cash flow conversion. The RSUs vest in two equal installments, with the first installment vesting on the first anniversary of the grant date and the second installment vesting on December 31, 2021, assuming continued service.

The three-year performance period for the PSUs granted in fiscal 2018, covering fiscal 2018 through fiscal 2020 (the “fiscal 2018 PSUs”), concluded on March 31, 2020. Vesting of the fiscal 2018 PSUs was based on the relative total stockholder return (“TSR”) of the Company’s common stock as compared to companies in the S&P 1500 Industrials Index and on goals related to absolute free cash flow conversion. The PSUs could have been earned at levels between 0% and 200% based on satisfaction of the performance conditions during the performance period. Based on performance on both metrics, which is described below, the fiscal 2018 PSUs vested and paid out, in aggregate, at 180% of target value.

For the portion of the fiscal 2018 PSUs that could be earned based on relative TSR performance, the Committee set threshold (50% payout), target (100% payout) and maximum (200% payout) performance levels that corresponded to the percentile rank of the Company’s TSR as compared to companies in the S&P 1500 Industrials Index during the three-year performance period. The Committee determined that there would not be any payout on this portion of the 2018 PSUs if the TSR of the Company’s common stock during the three-year performance period was below a threshold level of performance. Assuming the achievement of the threshold level of performance, the payout for this portion of the PSUs is determined linearly between the performance levels. The threshold level of performance was set equal to a relative TSR for the Company’s common stock at the 25th percentile of companies in the S&P 1500 Industrials Index. In order to achieve a payout at the target level for this portion of the fiscal 2018 PSUs, the TSR of the Company’s common stock was required to be at the 50th percentile of companies in the S&P 1500 Industrials Index. To achieve a payout at the maximum level, the TSR of the Company’s common stock was required to be at the 75th percentile of such index. The Committee believed that the performance levels discussed above and related payouts provided appropriate levels of incentives to drive stockholder value.

The relative TSR of our common stock during the three-year performance period was between the target and maximum levels. As a result, the portion of the fiscal 2018 PSUs based on this metric vested and paid out at 160% of target value, after certification by the Committee.

Free cash flow conversion for purposes of the fiscal 2018 PSUs means the ratio of adjusted free cash flow to net income for the three-year performance period. Adjusted free cash flow is measured as cash flow from operations as adjusted for capital expenditures, unbudgeted acquisitions, non-cash excess tax benefits on stock option exercises and other non-recurring items, translated at constant currency as used for internal management reporting. Net income is calculated in accordance with U.S. GAAP, as adjusted for unbudgeted acquisitions and other non-recurring items.

For the portion of the fiscal 2018 PSUs that could be earned based on absolute free cash flow conversion performance during the three-year performance period, the Committee also set threshold (50% payout), target (100% payout) and maximum (200% payout) performance levels. Similar to the discussion above, the Committee determined that there would not be any payout on this portion of the fiscal 2018 PSUs if absolute free cash flow conversion was below a threshold level of performance. Assuming the achievement of the threshold level of performance, the payout for this portion of the PSUs is also determined linearly between the performance levels. The threshold level of absolute free cash flow conversion during the three-year performance period was set at 125%, which represented a level below the projections within the Company’s approved three-year strategic plan. In order to achieve a payout at the target level for this portion of the fiscal 2018 PSUs, the Company’s absolute free cash flow conversion was required to be 135%, which was deemed appropriate in that it required achievement of the projections within the strategic plan. To achieve a payout at the maximum level required absolute free cash flow conversion of 139%, which was considered a significant stretch and difficult to achieve because the amounts exceeded the projections in the strategic plan.

For the fiscal 2018 to fiscal 2020 performance period, absolute free cash flow conversion performance exceeded the maximum level. Therefore, the portion of the fiscal 2018 PSUs that could be earned based on this metric vested and paid out at 200% of target value, after certification by the Committee.

See also the “Outstanding Equity Awards at Fiscal 2020 Year-End” table for information regarding outstanding equity awards and the performance of the fiscal 2019 and fiscal 2020 PSUs as of the end of fiscal 2020. The performance periods for these awards were not adjusted in connection with the fiscal year change and will continue to end on March 31, 2021, and March 31, 2022, respectively.

Stock Ownership Requirements for Executive Officers. The Committee has adopted stock ownership guidelines for our executive officers, including the Named Executive Officers, to align their interests with the long-term interests of our stockholders and to encourage significant levels of stock ownership. The guidelines are expressed as a multiple of an executive’s base salary. The guidelines require the CEO to own Rexnord stock with a market value equal to six times his base salary and require the executive officers other than the CEO to own three times their base salary within a specified five-year window. Shares owned, performance shares once earned and vested in-the-money stock options are included in determining the executives’ level of ownership. As of the Record Date, eight of our executive officers, including the CEO, had met the stock ownership guidelines, and the Company believes that all of the executives will have met their stock ownership guidelines within the specified five-year window.

Clawback Policy. Pursuant to the Company’s Executive Compensation Clawback Policy, if the Company is required to restate its financial results as a result of material non-compliance with financial reporting requirements, the Committee will review cash incentive compensation and equity-based compensation (“Incentive Compensation”) that was paid to the Company’s current and former executive officers based on the achievement of specific corporate financial goals during the period of the restatement. If any Incentive Compensation would have been lower had it been calculated based on the Company’s restated financial results, the Committee may, as and to the extent it deems appropriate, recover all or any portion of Incentive Compensation paid in excess of what would have been paid based on the restated financial results. The Committee may seek the recovery of Incentive Compensation for up to three years preceding the date on which the Company is required to restate its financial results. In addition, the Company may take such other disciplinary action, including under other Company policies, against any executive officer whose misconduct led to the restatement as it deems necessary and appropriate, including termination of employment and/or appropriate legal action.

This policy applies in addition to any right of recoupment against the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002. The policy does not apply in any situation where a restatement is not the result of material non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

Anti-Hedging and Anti-Pledging Policies. The Company’s Insider Trading Policy expressly prohibits directors, officers and employees from engaging in any hedging or monetization transactions that are designed to hedge against a decrease in the price of the Company’s common securities, such as zero-cost collars and forward sale contracts. Further, the Insider Trading Policy prohibits directors, officers and employees from holding Company securities in a margin account, pledging Company securities as collateral for a loan or taking out loans against 401(k) Plan balances invested in the Rexnord Stock Fund.

Employment-related Agreements; Severance and Change in Control Arrangements; Other Benefits upon Termination. Historically, the Company generally has not entered into employment agreements with its domestic employees, including with its executive officers in the United States, because the Company believed that management and executives should be treated similarly to other employees and should be subject to at-will employment. Instead, the Company had employment offer letters to set forth the initial terms and conditions of employment, but generally those did not have continuing obligations. However, the Company has, from time to time, entered into employment agreements or letter agreements related to employment arrangements, including with its Chief Executive Officer and in connection with acquisitions or significant transactions, in order to retain key individuals. The Company entered into a new letter agreement with Mr. Adams regarding his continuing employment on December 13, 2018, to replace his former employment agreement.

To provide for uniform treatment of our executive officers, the Company has an Executive Change in Control Plan and an Executive Severance Plan, both of which apply to all executive officers (including the CEO) and certain other key employees. Mr. Adams is covered by these plans, although at somewhat higher benefit levels than other participants. The Committee periodically reviews these benefits to help assure that they remain at appropriate levels. The Executive Change in Control Plan provides potential benefits that are generally consistent with benefits that would have been provided under prior executive arrangements, with certain adjustments, including the removal of the annual target bonus from the determination of the amount of severance payments and the removal of the rights to receive any prior year unpaid bonus and to receive a pro-rated annual bonus for the year of termination. The Executive Severance Plan formalizes the Company’s practices in the event of a termination of an executive officer without cause other than in connection with a change in control transaction and sets uniform benefits levels, whereas the Company’s general severance practices typically vary based on years of service.

The Committee believes it is important to have employment-related letter agreements, and change in control and severance arrangements, to help assure the Company of the continuing availability of the Named Executive Officers’ and other key employees’ services over a period of time and to protect the Company from competition post-employment, as well as to help assure that those individuals will not be distracted by personal interests in the case of a potential acquisition of Rexnord and to maintain their continuing loyalty to the Company. The change in control provisions in the Executive Change in Control Plan utilize a “double trigger” before benefits are payable because the Committee did not believe it was appropriate to provide benefits simply upon the change in control if employment is not affected.

For more information regarding the letter agreement with our CEO, the Executive Change in Control Plan and the Executive Severance Plan, see “Executive Compensation—Employment-Related Agreements and Potential Payments upon Termination or Change in Control” below.

In addition, for all officers and employees, including the Named Executive Officers, outstanding unvested equity awards granted under the Performance Incentive Plan have a “double trigger” and do not immediately vest on a liquidity event, such as the Company being acquired, unless certain other conditions, such as a loss of employment, are met.

Retirement Benefits. Each of our Named Executive Officers participates in qualified defined contribution retirement plans maintained by the Company on substantially the same terms as other participating employees. Mr. Wehr also participates in the legacy Rexnord Non-Union Pension Plan (the “Pension Plan”); however, none of the other Named Executive Officers participate in any qualified or nonqualified defined benefit pension plans of the Company because participation in the Pension Plan was closed to new employees prior to their respective hire dates.

Benefit payments under the Pension Plan are generally based on average annual compensation—including overtime pay and certain other forms of compensation reportable as wages taxable for federal income tax purposes, but excluding severance payments, amounts attributable to our equity plans and any taxable fringe benefits for the five consecutive years within the last 10 consecutive years preceding termination of employment that produce the highest average. Benefits are generally payable as a life annuity for unmarried participants and on a 50% joint and survivor basis for married participants. The full retirement benefit is payable to participants who retire on or after age 65, and a reduced early retirement benefit is available to participants who retire on or after age 55 with 10 years of service. No offsets are made for the value of any social security benefits earned. Benefits under the Pension Plan are frozen except that former participants in one prior plan who were at least age 40 on December 31, 2009, including Mr. Wehr, continue to have additional compensation taken into account and will receive benefits based on the five consecutive years within the final 10 consecutive years preceding termination of employment that produce the highest average annual compensation.

Nonqualified Deferred Compensation. The Rexnord Corporation Deferred Compensation Plan (the “Deferred Plan”) is intended to further enhance executive officers’ and other participants’ ability to defer compensation to permit long-term savings. Pursuant to the Deferred Plan, officers of the Company, including the Named Executive Officers, and other employees selected by the Compensation Committee for participation (“Eligible Participants”) may elect to defer payment of up to 75% of their base salary, annual cash incentive bonus and hiring bonus. Under the Deferred Plan, the Company makes matching contributions equal to 50% of the first 8% of base salary or bonus that each Eligible Participant defers under the Deferred Plan, with the amount of the Company match being capped at 4% of an Eligible Participant’s base salary. In addition, under the Plan, each Eligible Participant is eligible to receive a personal retirement account (“PRA”) contribution from the Company for compensation that is above the compensation limit set forth in Internal Revenue Code Section 401(a)(17). PRA contributions, if any, are made at the Company’s discretion each quarter and range from 0% to 3% of compensation. Company contributions credited to an Eligible Participant’s account will be vested once he or she has been an Eligible Participant for three years.

Eligible Participants may direct the manner in which amounts credited to their accounts are deemed invested by choosing from among investment alternatives that generally parallel those offered under the Company’s 401(k) Plan (except that the Rexnord Stock Fund and any collective investment trusts are not offered under the Deferred Plan). Deemed earnings and losses are periodically credited to Eligible Participants’ accounts based on the investment experience of their deemed investments. Each Eligible Participant may elect to have deferred amounts (as adjusted to reflect deemed earnings experience) distributed after the Eligible Participant’s separation from service in the form of a lump sum payment or in annual installment payments over a period of 5 or 10 years, with certain exceptions for separation from service prior to the attainment of age 60 or upon death. In any event, payments triggered by a separation from service generally will be delayed for six months following such separation as required under Internal Revenue Code Section 409A. Upon the death of an Eligible Participant or a change in control of the Company, an Eligible Participant’s remaining account balance will be distributed in a lump sum.

Other Personal Benefits. The Company and its subsidiaries provide executive officers with personal benefits, such as reimbursement of travel expenses, automobile-related benefits, club dues, estate, tax and financial planning assistance (in the case of financial planning assistance, either paid for by the Company or reimbursed up to $15,000 per year) and moving, relocation and temporary housing expenses and reimbursements, when appropriate, all of which the Company believes are reasonable, competitive and consistent with its overall compensation program. In that regard, the Committee has periodically reviewed the benefits provided to the Named Executive Officers. In particular, during fiscal 2020, benefits to the Named Executive Officers included, varying on the particular executive officer, club dues, estate and financial planning assistance, and an automobile allowance or participation in an automobile leasing program.

Tax Considerations. Prior to Tax Reform, Section 162(m) of the Internal Revenue Code limited the deductibility of compensation in excess of $1.0 million during a fiscal year to certain executive officers of publicly held companies. Exceptions were made for, among other things, performance-based compensation pursuant to plans approved by stockholders. Stock options and PSUs are included in awards that may be performance-based compensation, as are performance-based cash incentives under the Performance Incentive Plan and the Company’s MICP program. Appropriate approvals of the Performance Incentive Plan (as well as its predecessor) and the MICP were obtained to qualify for an exception from Section 162(m) for any stock options, PSUs or performance-based cash incentives awarded under the plans. As a result of Tax Reform, the performance-based compensation exception, which permitted deductibility for certain compensation over $1.0 million, was generally eliminated prospectively, subject to transitional provisions for compensation and grants awarded prior to November 2017.

While the Committee intends to be mindful of both the effects of the reduction of tax deductibility and the need for the Company to continue to offer competitive compensation notwithstanding Tax Reform, the Committee also expects to continue to include compensation keyed to the Company’s pay-for-performance philosophy as a significant portion of executive compensation. During the transition period, the Committee anticipates taking appropriate action to attempt to preserve the deductibility for past awards to the extent reasonably possible and as permitted by transitional provisions. Although the Committee may from time to time determine that compensation above the Section 162(m) threshold is appropriate in certain circumstances (such as CEO compensation, compensation related to the hiring of a new executive or compensation for strong performance), the Committee expects to continue to be mindful of these limitations and transitional compliance with Section 162(m) as appropriate.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee during fiscal 2020 was a current or former employee of the Company, nor were there any transactions or relationships involving members of the Compensation Committee that required disclosure under SEC rules.

COMPENSATION COMMITTEE REPORT

The duties and responsibilities of the Compensation Committee of the board of directors are described above under “Corporate Governance—Board Committees—Compensation Committee” and are set forth in a written charter adopted by the board. The charter is available on the Company’s website. The Committee reviews and reassesses this charter annually and recommends any changes to the board for approval.

As part of its duties, the Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis.” Based upon this review and discussion, the Committee recommended to the Company’s board of directors that the “Compensation Discussion and Analysis” be incorporated by reference in the Company’s Annual Report on Form 10-K and be included in this Proxy Statement.

Members of the Compensation Committee at the time of the filing of the Annual Report on Form 10-K and who approved this report:

Thomas D. Christopoul (Chair)

Paul W. Jones

David C. Longren

Robin A. Walker-Lee

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information about the compensation of our CEO, our CFO and the three executive officers who had the highest compensation of our other executive officers (collectively, our “Named Executive Officers”).

Name	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Todd A. Adams	2020	$998,846	—	$4,200,003	—	$1,648,828	—	$85,157	$6,932,834
President and Chief	2019	960,385	—	2,887,501	$962,501	1,737,000	$73,552	152,395	6,773,334
Executive Officer	2018	929,615	—	1,750,008	1,750,005	1,499,798	45,222	118,089	6,092,737

Mark W. Peterson	2020	520,385	—	1,075,018	—	520,931	—	49,281	2,165,615
Senior Vice President and	2019	491,923	—	731,269	243,736	525,690	7,904	60,067	2,060,589
Chief Financial Officer	2018	469,615	—	474,999	475,000	437,528	2,156	49,599	1,908,897

Kevin J. Zaba	2020	497,692	—	910,018	—	395,250	—	66,240	1,869,200
Group Executive, President –	2019	481,923	—	637,517	212,488	411,038	15,871	76,036	1,834,873
Process & Motion Control	2018	459,615	—	400,005	400,002	412,181	12,929	37,330	1,722,062

George J. Powers	2020	407,154	—	505,015	—	255,093	—	54,966	1,222,228
Chief Human Resources	2019	395,154	—	375,007	124,995	277,741	10,737	72,917	1,256,551
Officer	2018	381,923	—	237,499	237,500	267,123	10,680	51,636	1,186,361

Craig G. Wehr	2020	415,385	—	450,015	—	341,250	89,036	52,437	1,348,123
Group Executive, President – Zurn (7)

(1)

Salary reflects amounts actually paid during the fiscal year. Any amounts deferred under the Rexnord Corporation Deferred Compensation Plan are also included in the “Executive Contributions in Last Fiscal Year” column of the “Nonqualified Deferred Compensation” table below.

(2)

The amounts in column (d) include only bonus payments made outside of our annual MICP or guaranteed payments thereunder in excess of amounts otherwise earned. Payments under the MICP are set forth in column (g), “Non-Equity Incentive Plan Compensation.”

(3)

The amounts in columns (e) and (f) reflect the grant date fair value computed in accordance with ASC 718 for equity awards under the Performance Incentive Plan made in each year. ASC 718 requires the Company to recognize compensation expense for stock options and other stock-related awards granted to our employees based on the estimated fair value of the equity instrument at the time of grant. For a discussion of the assumptions and methodologies used to calculate the amounts reported in this column, please see the discussion of equity awards contained in Note 15—Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2020.

Equity grants to the Named Executive Officers consisted of: PSUs and RSUs in fiscal 2020; PSUs, RSUs and stock options in fiscal 2019; and PSUs and stock options in fiscal 2018. The fiscal 2020 and 2019 grants of PSUs vest based on goals related to ROIC and absolute free cash flow conversion. The fiscal 2018 grants of PSUs vested based on the relative TSR of the Company’s common stock as compared to companies in the S&P 1500 Industrials Sector Index and on goals related to absolute free cash flow conversion. PSUs are reported in column (e), “Stock Awards,” at target; participants can earn twice the number of PSUs granted for performance at maximum. The value of the fiscal 2020 PSUs at the maximum performance level would be as follows for each individual who was a Named Executive Officer for fiscal 2020: Mr. Adams—$5,040,000; Mr. Peterson—$1,290,000; Mr. Zaba—$1,092,000; Mr. Powers—$606,000; and Mr. Wehr—$540,000. The value of the fiscal 2019 PSUs at the maximum performance level would be as follows for each individual who was a Named Executive Officer for fiscal 2019: Mr. Adams—$3,850,000;

Mr. Peterson—$975,000; Mr. Zaba—$850,000; and Mr. Powers—$500,000. The value of the fiscal 2018 PSUs at the maximum performance level would be as follows for each individual who was a Named Executive Officer for fiscal 2018: Mr. Adams—$3,500,016; Mr. Peterson—$950,000; Mr. Zaba—$800,010; and Mr. Powers—$474,998. Grants of RSUs and stock options are not subject to performance conditions.

The three-year performance period for the fiscal 2018 PSUs concluded at the end of fiscal 2020. The PSUs vested and paid out at 180% of target value after certification by the Compensation Committee, as discussed above in “Compensation Discussion and Analysis—Fiscal 2020 Executive Compensation Components and Determinations—Long-Term Equity Incentive Awards.”

Please also see the “Grants of Plan-Based Awards in Fiscal 2020” table for further information about equity awards granted in fiscal 2020, and the “Outstanding Equity Awards at Fiscal 2020 Year-End” table for information regarding all outstanding equity awards at the end of fiscal 2020.

(4)

The amounts in column (g) represent the amount payable as cash incentive awards under the Company’s MICP to the Named Executive Officers for the respective fiscal year’s performance. Any amounts deferred under the Rexnord Corporation Deferred Compensation Plan are also included in the “Executive Contributions in Last Fiscal Year” column of the “Nonqualified Deferred Compensation” table below.

(5)

The amount in column (h) represents earnings on the non-qualified Deferred Compensation Plan in those fiscal years for each Named Executive Officer. Mr. Wehr is the only Named Executive Officer who participates in the Rexnord Pension Plan; as a result, for Mr. Wehr, the amount in column (h) also includes the increase in the actuarial present value of pension benefits under the Rexnord Pension Plan between fiscal years. In fiscal 2020, these amounts were negative for the following Named Executive Officers: Mr. Adams—$(227,573); Mr. Peterson—$(4,914); Mr. Zaba—$(16,739); and Mr. Powers—$(43,288). In accordance with SEC rules and related guidance, since these amounts were negative for fiscal 2020, the amounts reported above for 2020 are $0 for each Named Executive Officer listed in the preceding sentence. See the “Pension Benefits” and “Nonqualified Deferred Compensation” tables below for further discussion regarding the Pension Plan and the Deferred Compensation Plan.

(6)	The amounts in column (i) for fiscal 2020 include the items listed in the table below.

Name	Year	401(k) Matching Contribution ($)	Deferred Compensation Plan Company Contribution ($)	Automobile Allowance and Related Expenses ($)	Estate and Financial Planning ($)	Club Dues ($)	Total ($)
Todd A. Adams	2020	$10,576	$39,585	$5,100	$17,285	$12,612	$85,157

Mark W. Peterson	2020	9,777	20,538	3,570	15,000	395	49,281

Kevin J. Zaba	2020	10,146	19,769	8,024	15,000	13,300	66,240

George J. Powers	2020	9,583	16,175	14,208	15,000	—	54,966

Craig G. Wehr	2020	9,777	16,338	7,058	15,000	4,264	52,437

(7)

Mr. Wehr has been the Group Executive, President—Zurn since 2013, and was last a Named Executive Officer based on his fiscal 2017 compensation. However, since Mr. Wehr was not a Named Executive Officer based on his fiscal 2019 and 2018 compensation, in accordance with SEC rules, information for those fiscal years is not required to be presented.

*    *    *

Narrative to Summary Compensation Table

The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in the specified fiscal years. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of PSUs, RSUs and stock options, cash incentive compensation and accrued benefits under Company retirement plans. Named Executive Officers also earned or were paid the other benefits listed in Column (i) of the “Summary Compensation Table.”

The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow, as well as the preceding “Compensation Discussion and Analysis” section. The “Grants of Plan-Based Awards in Fiscal 2020” table, and the description of the material terms of equity awards that follows it, provide information regarding the long-term equity incentives awarded to our Named Executive Officers in fiscal 2020. The “Outstanding Equity Awards at Fiscal 2020 Year-End” table provides further information regarding the Named Executive Officers’ potential realizable value with respect to their outstanding equity awards. The “Nonqualified Deferred Compensation Plan” table provides information regarding contributions and year-end balances in the Company’s Deferred Compensation Plan. The discussion under “Employment-Related Agreements and Potential Payments upon Termination or Change in Control” below is intended to further explain potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Grants of Plan-Based Awards in Fiscal 2020

The following table presents information about grants of plan-based awards made to our Named Executive Officers during the fiscal year ended March 31, 2020.

		Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($)	Grant Date Fair Value of Stock & Option Awards (5) ($)
Name	Award Type		Threshold (2) ($)	Target (3) ($)	Maximum (4) ($)	Threshold (#)	Target (#)	Maximum (#)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Todd A. Adams	MICP	06/01/2019	$628,125	$1,256,250	$2,512,500	—	—	—	—	—	—	—
	PSUs(6)	05/13/2019	—	—	—	45,818	91,636	183,272	—	—	—	$2,520,000
	RSUs(7)	05/13/2019	—	—	—	—	—	—	61,091	—	—	1,680,003

Mark W. Peterson	MICP	06/01/2019	196,875	393,750	1,312,500	—	—	—	—	—	—	—
	PSUs(6)	05/13/2019	—	—	—	11,728	23,455	46,910	—	—	—	645,000
	RSUs(7)	05/13/2019	—	—	—	—	—	—	15,637	—	—	430,018

Kevin J. Zaba	MICP	06/01/2019	187,500	375,000	1,250,000	—	—	—	—	—	—	—
	PSUs(6)	05/13/2019	—	—	—	9,928	19,855	39,710	—	—	—	546,000
	RSUs(7)	05/13/2019	—	—	—	—	—	—	13,237	—	—	364,018

George J. Powers	MICP	06/01/2019	112,475	224,950	1,022,500	—	—	—	—	—	—	—
	PSUs(6)	05/13/2019	—	—	—	5,509	11,018	22,036	—	—	—	303,000
	RSUs(7)	05/13/2019	—	—	—	—	—	—	7,346	—	—	202,015

Craig G. Wehr	MICP	06/01/2019	136,500	273,000	1,050,000	—	—	—	—	—	—	—
	PSUs(6)	05/13/2019	—	—	—	4,909	9,818	19,636	—	—	—	270,000
	RSUs(7)	05/13/2019	—	—	—	—	—	—	6,546	—	—	180,015

(1)

Amounts reflect target cash incentive awards under the MICP for the 2019 fiscal year for each Named Executive Officer. Actual amounts paid under the MICP for fiscal 2019 are included in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above.

(2)

There is no minimum amount payable under the MICP. Unless there is a specific guaranty arrangement with a particular officer (none are currently in place), no payout is earned if either (i) the Company or the respective business, as the case may be, fails to achieve the specified performance metrics (which are discussed in “Compensation Discussion and Analysis—Fiscal 2020 Executive Compensation Components and Determinations—Annual Performance-Based Awards” above) or (ii) if an individual receives a zero achievement on his personal performance multiplier. The Threshold payout amount is 50% of the Target amount, and the amount shown in column (c) represents the amount payable under the MICP if 90% of the applicable performance targets are met and a 1.0 personal performance multiplier is applied. For each percentage point by which the applicable metrics are missed, the potential bonus is reduced by 5 percentage points; no bonus is paid if the Company (or respective business) fails to reach at least 90% of the applicable metrics; however, a bonus is paid if at least 90% of any of the applicable financial metrics is met.

For executive officers, the personal performance multiplier is between zero and 1.5, with 1.5 as the base point and the Compensation Committee using “negative discretion” to reduce the multiplier to the intended level based on the executive officer’s performance.

(3)

Represents the amount payable under the MICP if 100% of the corporate (or respective business) metrics are met and a 1.0 personal performance multiplier is applied, assuming each executive’s current annual base salary, excluding any additional discretionary bonus that could be paid under the plan. A personal performance multiplier of 1.0 denotes on-target achievement of goals.

(4)

For each percentage point above Target, the potential bonus is increased incrementally, in an amount equal to 2.5 percentage points for each of the first 10 percentage points over the Target and, thereafter, by 5 percentage points for each percentage point over 110% of the Target. For fiscal 2020, the Committee set a limit of 250% of base salary on the maximum incentive opportunity with respect to the corporate (or respective business) financial performance-based portion of the incentive formula under the MICP for Mr. Adams and the other Named Executive Officers. The Committee believes that such a cap is appropriate for a public company, but that the cap is at a sufficiently high level so as to continue to encourage particularly strong performance.

(5)

This amount represents the grant date fair value of the equity awards calculated in accordance with ASC 718. See also the discussion of equity awards contained in Note 15—Stock-Based Compensation to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2020.

(6)

Vesting of the PSUs is dependent on goals related to absolute free cash flow conversion and ROIC during the three-year performance period (fiscal 2020-fiscal 2022). The PSUs have 100% cliff vesting after three years, assuming continued employment, and can be earned at levels between 0% and 200% based on the satisfaction of the performance conditions. For more information regarding the PSUs, see “Narrative to Grants of Plan-Based Awards Table” below.

(7)	The RSUs vest in three equal annual installments beginning on the first anniversary of the grant date, assuming continued employment.

*    *    *

Narrative to Grants of Plan-Based Awards Table

As described under “Compensation Discussion and Analysis—2020 Executive Compensation Components and Determinations—Annual Performance-Based Awards,” the MICP provides for cash incentive awards based on specified criteria. For the Named Executive Officers, the goals were based on: the achievement of personal goals, referred to as AIPs, and the achievement of minimum annual Company or a specific business’s financial performance targets.

The Performance Incentive Plan is intended to provide performance incentives to our officers, employees, directors and certain others by permitting grants of equity awards and performance-based cash awards to such persons, to encourage them to maximize our performance and create value for our stockholders. Vesting of the PSUs is dependent on goals related to absolute free cash flow conversion and ROIC during the three-year performance period. The awards do not vest and are forfeited if specified performance levels are not achieved. For performance at the threshold level, 50% of the PSUs may be earned, and for performance above the target level, recipients may earn up to twice the target number of PSUs. The PSUs have 100% cliff vesting after three years, assuming continued employment. The RSUs vest in three equal annual installments beginning on the first anniversary of the grant date, assuming continued employment. See “Compensation Discussion and Analysis—Fiscal 2020 Executive Compensation Components and Determinations—Long-Term Equity Incentive Awards” above for more information regarding the Performance Incentive Plan, as well as equity grants made to our executive officers under that plan.

Outstanding Equity Awards at Fiscal 2020 Year-End

The following table presents information about Rexnord stock and option awards held by our Named Executive Officers that were outstanding at March 31, 2020.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Todd A. Adams	03/29/2012	937,000	—	$18.00	03/29/2022	—	—	—	—
	05/20/2016	1,092,044	—	19.70	05/20/2026	—	—	—	—
	05/25/2018(4)	30,268	60,534	28.91	05/25/2028	—	—	—	—
	05/19/2017(5)	—	—	—	—	—	—	120,460	$2,730,828
	05/25/2018(6)	—	—	—	—	—	—	133,172	3,019,009
	05/13/2019(7)	—	—	—	—	—	—	183,272	4,154,776
	05/25/2018(8)	—	—	—	—	22,195	$ 503,161	—	—
	05/13/2019(8)	—	—	—	—	61,091	1,384,933	—	—

Mark W. Peterson	05/22/2015	75,574	—	25.77	05/22/2025	—	—	—	—
	05/20/2016	98,284	—	19.70	05/20/2026	—	—	—	—
	05/19/2017(4)	39,095	19,547	23.13	05/19/2027	—	—	—	—
	05/25/2018(4)	7,665	15,329	28.91	05/25/2028	—	—	—	—
	05/19/2017(5)	—	—	—	—	—	—	32,696	741,218
	05/25/2018(6)	—	—	—	—	—	—	33,726	764,568
	05/13/2019(7)	—	—	—	—	—	—	46,910	1,063,450
	05/25/2018(8)	—	—	—	—	5,621	127,428	—	—
	05/13/2019(8)	—	—	—	—	15,637	354,491	—	—

Kevin J. Zaba	07/31/2014	71,228	—	26.91	07/31/2024	—	—	—	—
	05/22/2015	33,063	—	25.77	05/22/2025	—	—	—	—
	05/20/2016	81,904	—	19.70	05/20/2026	—	—	—	—
	05/19/2017(4)	32,922	16,461	23.13	05/19/2027	—	—	—	—
	05/25/2018(4)	6,682	13,364	28.91	05/25/2028	—	—	—	—
	05/19/2017(5)	—	—	—	—	—	—	27,534	624,196
	05/25/2018(6)	—	—	—	—	—	—	29,402	666,543
	05/13/2019(7)	—	—	—	—	—	—	39,710	900,226
	05/25/2018(8)	—	—	—	—	4,900	111,083	—	—
	05/13/2019(8)	—	—	—	—	13,237	300,083	—	—

George J. Powers	05/22/2015	28,340	—	25.77	05/22/2025	—	—	—	—
	05/20/2016	49,142	—	19.70	05/20/2026	—	—	—	—
	05/19/2017(4)	19,548	9,773	23.13	05/19/2027	—	—	—	—
	05/25/2018(4)	3,931	7,861	28.91	05/25/2028	—	—	—	—
	05/19/2017(5)	—	—	—	—	—	—	16,348	370,609
	05/25/2018(6)	—	—	—	—	—	—	17,296	392,100
	05/13/2019(7)	—	—	—	—	—	—	22,036	499,556
	05/25/2018(8)	—	—	—	—	2,882	65,335	—	—
	05/13/2019(8)	—	—	—	—	7,346	166,534	—	—

Craig G. Wehr	05/23/2013	45,000	—	19.00	05/23/2023	—	—	—	—
	09/03/2014	27,100	—	29.31	09/03/2024	—	—	—	—
	05/22/2015	30,702	—	25.77	05/22/2025	—	—	—	—
	05/20/2016	46,412	—	19.70	05/20/2026	—	—	—	—
	05/19/2017(4)	13,375	6,687	23.13	05/19/2027	—	—	—	—
	05/25/2018(4)	2,555	5,109	28.91	05/25/2028	—	—	—	—
	05/19/2017(5)	—	—	—	—	—	—	11,186	253,587
	05/25/2018(6)	—	—	—	—	—	—	11,242	254,856
	05/13/2019(7)	—	—	—	—	—	—	19,636	445,148
	05/25/2018(8)	—	—	—	—	1,874	42,484	—	—
	05/13/2019(8)	—	—	—	—	6,546	148,398	—	—

(1)	All equity grants listed were made under the Performance Incentive Plan.

(2)

The option expiration date shown in column (e) above is the stated expiration date, and the latest date that the options may be exercised. The options may terminate earlier upon a termination of employment or in connection with a change in control of the Company.

(3)	The market value of the PSUs and RSUs reported above is based on the $22.67 per share closing price of our common stock on the NYSE on March 31, 2020.

(4)	The original option grant vests in three equal annual installments beginning on the first anniversary of the grant date, assuming continued employment.

(5)

Vesting of the PSUs granted in fiscal 2018 was dependent on the relative TSR of the Company’s common stock as compared to companies in the S&P 1500 Industrials Sector Index and on goals related to absolute free cash flow conversion during the three-year performance period (fiscal 2018 through fiscal 2020). The value of the award is shown at the actual achievement level for the completed performance period. For additional information regarding the vesting of these awards, see “Compensation Discussion and Analysis—2020 Executive Compensation Components and Determinations—Long-Term Equity Incentive Awards” above.

(6)

Vesting of the PSUs granted in fiscal 2019 is dependent on goals related to absolute free cash flow conversion and ROIC during the three-year performance period (fiscal 2019 through March 31, 2021). The value of the award is shown at the maximum achievement level based on performance-to-date as of the end of fiscal 2020.

(7)

Vesting of the PSUs granted in fiscal 2020 is dependent on goals related to absolute free cash flow conversion and ROIC during the three-year performance period (fiscal 2020 through March 31, 2022). The value of the award is shown at the maximum achievement level based on performance-to-date as of the end of fiscal 2020.

(8)	The original RSU grant vests in three equal annual installments beginning on the first anniversary of the grant date, assuming continued employment.

Narrative to the Outstanding Equity Awards Table

Outstanding equity awards consisted of options, PSUs and RSUs granted under the Performance Incentive Plan. See also “Compensation Discussion and Analysis—2020 Executive Compensation Components and Determinations—Long-Term Equity Incentive Awards” above.

Awards granted beginning in fiscal 2017 under the Performance Incentive Plan have a “double trigger” and, therefore, do not provide for automatic vesting upon a change in control; unless the Compensation Committee makes other arrangements, accelerated vesting will only occur in the event of certain terminations of employment following a change in control, as set forth in the applicable plan.

Option Exercises and Stock Vested in Fiscal 2020

The following table sets forth information about option exercises and stock awards granted to the Named Executive Officers in prior fiscal years that vested in fiscal 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
(a)	(b)	(c)	(d)	(e)
Todd A. Adams	666,032	$15,853,615	210,349	$5,784,603

Mark W. Peterson	244,663	2,601,007	20,744	570,466

Kevin J. Zaba	130,000	874,788	17,394	478,341

George J. Powers	88,344	695,267	10,408	286,209

Craig G. Wehr	55,813	875,569	9,404	258,605

(1)

The value realized is based on the difference between the exercise price of the options and the sale price of the underlying shares on the date of exercise for shares that were sold. For shares that were held or not otherwise sold upon the exercise of options, the value realized is based on the difference between the exercise price of the options and the average of the high and low trading prices of the Company’s common stock on the NYSE on the date of exercise.

(2)	The value realized is based on the closing trading price of the Company’s common stock on the NYSE on the applicable vesting date for PSUs and RSUs.

Pension Benefits

The following table provides information on the benefits that are accrued under the legacy Rexnord Non-Union Pension Plan (the “Pension Plan”) in which Mr. Wehr participates. The Company’s other Named Executive Officers did not participate in any qualified or nonqualified defined-benefit Company pension plans as of March 31, 2020.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Todd A. Adams	—	—	—	—

Mark W. Peterson	—	—	—	—

Kevin J. Zaba	—	—	—	—

George J. Powers	—	—	—	—

Craig G. Wehr (2)	Rexnord Non-Union Pension Plan	16.4	$643,018	—

(1)

The amount in column (d) represents the actuarial present value of the accumulated pension benefit under the Pension Plan as of the March 31, 2020 measurement date used for financial statement reporting purposes. Participants in the Pension Plan are assumed to retire at age 65, the plan’s earliest termination date with unreduced benefits. For a description of the material assumptions used to calculate the present value of accumulated benefits, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Retirement Benefits” and Note 16—Retirement Benefits to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2020.

(2)

Mr. Wehr was a participant in the Jacuzzi Brands, Inc. Master Pension Plan, which was merged into the Pension Plan in 2007 in connection with the Company’s acquisition of Zurn. The number of years of credited service is now frozen, but includes prior service with Jacuzzi and Zurn, as well as their affiliates.

Narrative to Pension Benefits Table

Each of our Named Executive Officers participates in qualified defined contribution retirement plans maintained by the Company on substantially the same terms as other participating employees. Mr. Wehr also participates in the Pension Plan; however, the other Named Executive Officers do not participate in any qualified or nonqualified defined benefit pension plans of the Company because participation in the Pension Plan, and predecessor plans, was closed to new employees prior to their respective hire dates.

Benefit payments under the Pension Plan are generally based on average annual compensation – including overtime pay and certain other forms of compensation reportable as wages taxable for federal income tax purposes, but excluding severance payments, amounts attributable to our equity plans and any taxable fringe benefits for the five consecutive years within the last 10 consecutive years preceding termination of employment that produce the highest average. Benefits are generally payable as a life annuity for unmarried participants and on a 50% joint and survivor basis for married participants. The full retirement benefit is payable to participants who retire on or after age 65, and a reduced early retirement benefit is available to participants who retire on or after age 55 with 10 years of service. No offsets are made for the value of any social security benefits earned. Benefits under the Pension Plan are frozen except that former participants in one prior plan who were at least age 40 on December 31, 2009, including Mr. Wehr, continue to have additional compensation taken into account and will receive benefits based on the five consecutive years within the final 10 consecutive years preceding termination of employment that produce the highest average annual compensation.

Nonqualified Deferred Compensation

The following table sets forth information related to the named executive officers’ participation in the Rexnord Corporation Deferred Compensation Plan (the “Deferred Plan”).

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)
Todd A. Adams	$273,585	$39,585	$(227,573)	—	$1,205,827

Mark W. Peterson	41,631	20,538	(4,914)	—	277,950

Kevin J. Zaba	61,656	19,769	(16,739)	—	259,004

George J. Powers	32,572	16,175	(43,288)	—	193,679

Craig G. Wehr	33,231	16,338	(15,930)	—	143,775

(1)

The amounts in column (b) are reported in the “Salary” column of the Summary Compensation Table above and the amounts reported in column (c) are reported in the “All Other Compensation” column of the Summary Compensation Table above.

(2)

Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements for its prior annual meetings: Mr. Adams—$1,120,231; Mr. Peterson—$220,329; Mr. Zaba—$194,214; Mr. Powers—$188,199; and Mr. Wehr—$8,495.

Narrative to the Nonqualified Deferred Compensation Table

Pursuant to the Deferred Plan, officers of the Company, including the Named Executive Officers, and other employees selected by the Compensation Committee for participation (“Eligible Participants”) may elect to defer payment of up to 75% of their base salary and annual cash incentive bonus. Under the Deferred Plan, the Company makes matching contributions equal to 50% of the first 8% of base salary or bonus that each Eligible Participant defers under the Deferred Plan, with the amount of the Company match being capped at 4% of an Eligible Participant’s base salary. In addition, under the Deferred Plan, each Eligible Participant is eligible to receive a personal retirement account (“PRA”) contribution from the Company for compensation that is above the compensation limit set forth in Internal Revenue Code Section 401(a)(17). PRA contributions, if any, are made at the Company’s discretion each quarter and range from 0% to 3% of compensation. Company contributions credited to an Eligible Participant’s account will be vested once he or she has been an Eligible Participant for three years.

Eligible Participants may direct the manner in which amounts credited to their accounts are deemed invested by choosing from among investment alternatives that generally parallel those offered under the Company’s 401(k) Plan (except that the Rexnord Stock Fund, certain other funds and any collective investment trusts are not offered under the Deferred Plan). Deemed earnings and losses are periodically credited to Eligible Participants’ accounts based on the investment experience of their deemed investments. Each Eligible Participant may elect to have deferred amounts (as adjusted to reflect deemed earnings experience) distributed after the Eligible Participant’s separation from service in the form of a lump sum payment or in annual installment payments over a period of 5 or 10 years. If an Eligible Participant separates from service prior to the attainment of age 60, any distribution election will be disregarded and the Eligible Participant will receive a lump sum distribution after his or her separation from service. In any event, payments triggered by a separation from service will be delayed for six months following such separation as required under Internal Revenue Code Section 409A. Upon the death of an Eligible Participant or a change in control of the Company, an Eligible Participant’s remaining account balance will be distributed in a lump sum.

Employment-Related Agreements and Potential Payments upon Termination or Change in Control

Employment-related Letter Agreements, Severance Arrangements and Change in Control Benefits. This section describes certain material provisions of Company arrangements related to employment and post-employment compensation.

On December 13, 2018, the Company entered into a letter agreement with Mr. Adams providing for his continued employment with the Company (the “Letter Agreement”). The Letter Agreement replaced Mr. Adams’ former employment agreement (the “Former Employment Agreement”). The Letter Agreement provides for a three-year term through December 13, 2021, after which it will automatically renew for successive one-year terms unless, at least 90 days prior to the expiration of the then-current term, either party provides notice of an intent to terminate the Letter Agreement upon its then-current expiration date. The other terms of the Letter Agreement are substantially similar to those under the Former Employment Agreement; however, severance and change in control benefits, which continue to provide for longer benefits and restriction periods than for other executive officers, are now payable under the Company’s Executive Severance Plan and its Executive Change in Control Plan. The Company does not currently have employment-related agreements with any of its other executive officers.

To provide for uniform treatment of our executive officers, the Company has an Executive Change in Control Plan and an Executive Severance Plan, both of which apply to all executive officers (including the CEO) and certain other key employees. Mr. Adams is covered by these plans, although at somewhat higher benefit levels than other participants. The Committee periodically reviews these benefits to help assure that they remain at appropriate levels. The Executive Change in Control Plan provides potential benefits upon certain terminations that occur in connection with a change in control that are generally consistent with the benefits that would have been provided under the prior executive arrangements, with certain adjustments. These adjustments included removing the annual target bonus from the determination of the amount of severance payments and removing both the right to receive any prior year unpaid bonus and the right to receive a pro-rated annual bonus for the year of termination. In fiscal 2019, the Company further revised the Executive Change in Control Plan to provide that, in the event of a qualifying termination, unvested long-term incentive awards that vest and are earned depending on the attainment of certain performance criteria would vest and be earned at the greater of the (i) target performance level or (ii) actual performance measured through the date of the qualifying termination or, in the event of a qualifying termination prior to a change in control, the date of the change in control. The Executive Change in Control Plan previously provided that such awards would vest at the target performance level. The Executive Severance Plan sets uniform benefits levels in the event of a termination of an executive officer without cause other than in connection with a change in control transaction.

Among other things, the agreements and plans specify the effects if the Company terminates a Named Executive Officer without cause, or a Named Executive Officer leaves the Company for good reason, and determines the compensation payable upon such events, as well as payments in connection with a change in control, as follows:

Termination not for cause and not in connection with a change in control

Pursuant to the Letter Agreement with Mr. Adams and the Executive Severance Plan, in the event the Named Executive Officer is terminated without “cause,” the Named Executive Officer generally will be entitled to receive:

•

for Mr. Adams, severance payments equal to the sum of his current base salary plus his annual target bonus multiplied by two, payable in installments over a 24-month period, as well as any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs;

•	for the other Named Executive Officers, severance payments equal to the sum of the officer’s current base salary, payable in installments over a 12-month period;

•	continued participation, with related employer contributions, in the Company’s medical plans for 12 months (24 months in the case of Mr. Adams); and

•

all of the Named Executive Officer’s unvested options and long-term incentive awards granted through the date of termination shall vest or be forfeited, and any such vested awards granted as stock options shall be exercisable in accordance with the terms and conditions set forth in such awards or the plan governing the awards (for Mr. Adams, vested options will be exercisable until the earlier of one year from the termination date or the expiration of the original scheduled term of such options).

“Cause” generally includes each Named Executive Officer’s: willful and continued failure to perform his or her duties following opportunities to cure; conviction of (or pleading guilty or no contest to) a felony or any crime involving moral turpitude; gross misconduct in the performance of his or her employment duties; and breach of any applicable restrictive covenant.

Termination in connection with a change in control

Pursuant to the Letter Agreement with Mr. Adams and the Executive Change in Control Plan, if, within 90 days prior to or two years following a “change in control,” the Named Executive Officer is terminated without cause or resigns for “good reason,” the Named Executive Officer generally will be entitled to receive:

•

for Mr. Adams, severance payments equal to the sum of his current base salary plus his annual target bonus multiplied by two, payable in installments over an 24-month period (or, in a lump sum if the change in control does not meet certain requirements under Internal Revenue Code Section 409A), as well as any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs;

•

for the other Named Executive Officers, severance payments equal to the officer’s current base salary multiplied by 1.5, payable in installments over an 18-month period (or, in a lump sum if the change in control does not meet certain requirements under Internal Revenue Code Section 409A);

•

all of the Named Executive Officer’s unvested options and long-term incentive awards granted through the date of termination shall vest, and all vested options shall be exercisable until the earlier of one year from the termination date or the expiration of the original scheduled term of such options; provided, however, that the limits under the Performance Incentive Plan intended to reduce or eliminate the effects of Internal Revenue Code Sections 280G and/or 4999 will be applied only to the extent that such limits increase the after-tax amount the Named Executive Officer receives;

•

unvested long-term incentive awards that vest and are earned depending on the attainment of certain performance criteria would vest and be earned at the greater of the (i) target performance level or (ii) actual performance measured through the date of the qualifying termination or, in the event of a qualifying termination prior to a change in control, the date of the change in control; and

•	continued participation, with related employer contributions, in the Company’s medical plans for 18 months (24 months in the case of Mr. Adams).

A “change in control” of the Company generally will be deemed to occur when a person acquires more than 50% of the outstanding shares or voting power of Rexnord’s stock; a majority of the board consists of individuals who were not approved by a majority of the incumbent board; or Rexnord engages in a specified business combination or is dissolved. Upon a change in control of the Company, the Named Executive Officers will have the right for a period of two years to leave the Company for “good reason” and receive the amounts set out above. “Good reason” is generally when the scope of a Named Executive Officer’s employment with the Company “negatively and materially” changes; the Named Executive Officer’s salary or target bonus opportunity is materially reduced; or the Named Executive Officer’s principal office is to be relocated more than 50 miles from its present location. In the case of Mr. Adams, good reason also includes the failure by the Company to reelect him to the board.

Other terminations

In addition, under the arrangements, the executives would be entitled to certain benefits upon other termination events as follows:

•

In the event of a termination due to death or disability, Mr. Adams would be entitled to receive any unpaid bonus earned with respect to any fiscal year ending on or prior to the date of termination and a pro-rated annual bonus for the fiscal year in which the termination occurs; all Named Executive Officers would be entitled to disability insurance benefits or life insurance proceeds under applicable plans; all unvested options and long-term incentive awards granted to Mr. Adams will vest and be exercisable; and for other executives, the executive’s unvested long-term incentive awards will vest or be forfeited, and any vested stock options will be exercisable in accordance with their terms.

•

If the executive terminates his employment without good reason and not in connection with a change in control, then all unvested long-term incentive grants will be forfeited and cancelled, but all vested stock options shall remain exercisable in accordance with their terms.

•

If the Company terminates the executive’s employment without cause and other than for disability, the executive’s long-term incentive grants shall vest or be forfeited in accordance with their terms, and any stock options shall be exercisable in accordance with their terms (but not less than 90 days).

If the Company terminates the executive for cause, no additional benefits would be paid to the executive and all stock options (vested and unvested), RSUs, PSUs and other long-term incentives would be immediately forfeited and cancelled.

Under the Letter Agreement with Mr. Adams, the Executive Change in Control Plan and the Executive Severance Plan, the Company is also protected from competition by the Named Executive Officers after their employment with the Company would cease. Upon termination, the Named Executive Officers agree to not interfere with the relationships between the customers or employees of Rexnord for two years and one year (two years in the case of Mr. Adams), respectively. In addition, the Named Executive Officers agree that they will not compete with Rexnord over a two-year period following termination and in geographical locations proximate to Rexnord’s operations. Further, the Named Executive Officers have agreed to related confidentiality requirements after the termination of their employment and have agreed to provide a release of claims to the Company.

Other Potential Payments to the Named Executive Officers. In addition, for all officers and employees, including the Named Executive Officers, awards granted since fiscal 2017 under the Performance Incentive Plan have a “double trigger” and, therefore, do not provide for automatic vesting upon a change in control; unless the Compensation Committee makes other arrangements, accelerated vesting will only occur in the event of certain terminations of employment following a change in control, as set forth in the applicable plan. Vesting is also subject to any limitations in the plans intended to reduce or eliminate the effects of Internal Revenue Code Sections 280G and/or 4999 (with such limitations being modified by the arrangements described above).

Potential Benefits Table. The following table sets forth the estimated current value of benefits that could be paid to the Named Executive Officers upon various events of termination or a change in control under Mr. Adams’ Letter Agreement, the Executive Change in Control Plan and the Executive Severance Plan, as well as the terms of other benefits plans available to the Named Executive Officers. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers; the actual amounts would be known only at the time that they become eligible for payment and would be payable only if a termination event or change in control were to occur. The table reflects the amounts that could be payable under the various arrangements if a termination event or change in control had occurred at March 31, 2020, using the provisions of the Letter Agreement with Mr. Adams, the Executive Change in Control Plan and the Executive Severance Plan. In addition, the table does not include certain payments or benefits, such as accrued vacation time, that are generally otherwise available on a non-discriminatory basis to all U.S. salaried employees or that were earned irrespective of the termination and/or the arrangements described above.

Name	Cash ($)	Equity (1) ($)	Pension / Non-Qualified Deferred Compensation (2) ($)	Perquisites / Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Termination Due to Death or Disability

Todd A. Adams	$1,648,828	$9,061,879	—	—	—	—	$10,710,707

Mark W. Peterson	520,931	—	—	—	—	—	520,931

Kevin J. Zaba	395,250	—	—	—	—	—	395,250

George J. Powers	255,093	—	—	—	—	—	255,093

Craig G. Wehr	341,250	—	—	—	—	—	341,250

Name	Cash ($)	Equity (1) ($)	Pension / Non-Qualified Deferred Compensation (2) ($)	Perquisites / Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Termination By the Company Without Cause and Not in Connection with Change in Control

Todd A. Adams	3,658,828	—	—	$39,001	—	—	3,697,829

Mark W. Peterson	525,000	—	—	19,561	—	—	544,561

Kevin J. Zaba	500,000	—	—	19,561	—	—	519,561

George J. Powers	409,000	—	—	19,280	—	—	428,280

Craig G. Wehr	420,000	—	—	19,561	—	—	439,561

Termination By the Company Without Cause, or By the Executive for Good Reason, in Connection with Change in Control

Todd A. Adams	3,658,828	9,061,879	—	39,001	—	—	12,759,708

Mark W. Peterson	787,500	2,309,937	—	29,341	—	—	3,126,778

Kevin J. Zaba	750,000	1,977,935	—	29,341	—	—	2,757,276

George J. Powers	613,500	1,123,525	—	28,920	—	—	1,765,945

Craig G. Wehr	630,000	890,886	—	29,341	—	—	1,550,227

(1)

If within two years following a change in control, the Company terminates the executive without cause, or the executive resigns for good reason, all unvested equity awards will become vested upon such termination. Unvested long-term incentive awards that vest and are earned depending on the attainment of certain performance criteria, such as PSUs, would vest and be earned at the greater of the (i) target performance level or (ii) actual performance measured through the date of the qualifying termination or, in the event of a qualifying termination prior to a change in control, the date of the change in control. Pursuant to the arrangements, upon a termination other than in connection with a change in control, equity awards and long-term incentives may not be subject to accelerated vesting; however, all unvested options and long-term incentive awards granted to Mr. Adams will vest in the event of his death or disability.

With respect to options, the amount shown represents the difference in value of the outstanding unvested options between their exercise price and the $22.67 per share closing price of the Company’s common stock on the NYSE on March 31, 2020. Certain outstanding unvested stock options had no immediately realizable value because the respective exercise prices were higher than the closing price of the Company’s common stock on the last trading day of fiscal 2020. With respect to RSUs, the amount shown represents the value of the unvested RSUs based on the closing price on the NYSE on the last trading day of fiscal 2020. With respect to PSUs, the amount shown represents the value of the unvested PSUs at the greater of target or where actual performance was tracking as of the end of fiscal 2020 based on the closing price on the NYSE on the last trading day of fiscal 2020. The amount does not include the value of any awards that have already vested at fiscal year end, even though the Named Executive Officer could receive the value of those awards in connection with a termination, along with other already-earned compensation.

(2)

Mr. Wehr is a vested participant in the Pension Plan and, therefore, he (or his beneficiary) is entitled to receive payments pursuant to the Pension Plan upon his death, disability or otherwise upon reaching retirement age. However, such benefits are not increased due to any of the events stated in this table. See the “Pension Benefits” table above. All executive officers are eligible to participate in the Deferred Plan. Benefits under the Deferred Plan are not increased, nor is vesting accelerated, as a result of any of the reported events of termination of employment, although in certain circumstances the distribution of amounts otherwise due may be made at an earlier date. See “Nonqualified Deferred Compensation” above.

Under the arrangements described above, upon other events of termination (e.g., voluntary resignation, retirement), the Named Executive Officers would receive a payment for accrued salary and bonus, as well as the right to the value of already vested equity awards, both of which are generally available on a non-discriminatory basis to all other U.S. salaried employees, and would not receive any other payments or benefits that are generally not available on a non-discriminatory basis to all other U.S. salaried employees. Further, if the Company terminates the executive for cause, no additional benefits would be paid to the executive and all vested and unvested stock options, unvested RSUs and PSUs, and other unvested long-term incentives would be immediately forfeited and cancelled.

PAY RATIO DISCLOSURE

In accordance with Item 402(u) of Regulation S-K, the Company is providing the following information for fiscal 2020:

•	Median of annual compensation of all employees worldwide excluding the CEO – $50,088

•	Annual total compensation of the CEO – $6,932,834

•	Ratio of CEO annual total compensation to median employee compensation – 136:1

The Company is using the same median employee for pay ratio purposes that it used in its fiscal 2019 calculation since there have not been any changes in the Company’s employee population or employee compensation arrangements that it believes would significantly impact the pay ratio disclosure. For a discussion regarding how the Company identified its median employee from a compensation perspective, please see “Pay Ratio Disclosure” in the Company’s Proxy Statement for its fiscal 2020 annual meeting of stockholders, which was filed with the SEC on June 7, 2019. To determine the ratio disclosed above, the Company calculated the median employee’s compensation for fiscal 2020 in accordance with the rules applicable to the compensation elements included in the Summary Compensation Table and compared such compensation to the compensation reported in the Summary Compensation Table for our CEO.

COMPENSATION AND RISK

The Compensation Committee regularly reviews the risk associated with the Company’s compensation programs. As part of this process, the Compensation Committee reviewed a comprehensive risk assessment conducted by Willis Towers Watson in fiscal 2018 and concluded that our programs do not create risks that are reasonably likely to have a material adverse effect on the Company. We continue to believe that several of our current practices effectively mitigate risk and promote performance.

As described in more detail above, our compensation program is composed of elements that are generally paid on a current or short-term basis (such as base salaries and annual performance-based awards) and elements that are generally paid out on a longer-term basis (such as long-term equity incentives and retirement benefits). We believe this balanced approach of short-term and long-term elements allows us to achieve our compensation objectives of attracting and retaining top executives, creating a pay-for-performance culture and emphasizing long-term value creation for us and our stockholders without encouraging unreasonable risk taking.

PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

SEC rules require publicly-traded companies like Rexnord to hold an advisory vote of their stockholders at least once every three years to approve the named executive officer compensation, as disclosed in the company’s proxy statement pursuant to Item 402 of the SEC’s Regulation S-K; Rexnord discloses this information in “Compensation Discussion and Analysis” and “Executive Compensation” herein. Rexnord currently holds these votes annually.

As described in “Compensation Discussion and Analysis” above, our executive compensation program is designed to focus our executives on critical business goals that translate into long-term value creation. As a result, we believe that a meaningful portion of our executives’ compensation should be variable and based, as appropriate, on the financial performance of the Company or one of its specific businesses, segments or departments and we have increased the emphasis on performance-based compensation in recent years through our MICP, a sub-plan of the Performance Incentive Plan, and through the awarding of PSUs and other equity awards. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the short and long term.

Accordingly, the following resolution will be submitted to our stockholders for approval at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

As an advisory vote, this proposal is not binding on the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our stockholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation programs.

The board recommends that you vote “FOR” approval of the compensation of the Company’s named executive officers as described in this Proxy Statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee charter provides that the committee will review all material transactions between us and related parties to determine that such transactions are fair, reasonable and in our best interests. Management shall not cause us to enter into any new related-party transaction unless the Audit Committee approves that transaction. In addition, our Code of Business Conduct and Ethics discourages conflicts of interests with the Company and requires associates to disclose certain business opportunities to the Company.

In fiscal 2020, the Company was not involved in any transactions with directors, executive officers or greater-than-5% stockholders that require disclosure under applicable SEC rules.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE TRANSITION PERIOD

The board of directors proposes that the stockholders ratify the selection by the Audit Committee of Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm the transition period from April 1, 2020, to December 31, 2020. In making its decision to reappoint E&Y for the transition period, the Audit Committee considered the qualifications, performance and independence of E&Y and the audit engagement team, the quality of its discussions with E&Y and the fees charged for the services provided. E&Y has served as Rexnord’s, or its predecessor companies’, independent registered public accountant firm since 2002. Pursuant to the Sarbanes-Oxley Act and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Although stockholder ratification of the Audit Committee’s selection of the independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of E&Y to our stockholders for ratification to permit stockholders to participate in this important decision. If the stockholders fail to ratify the Audit Committee’s selection of E&Y as the Company’s independent registered public accounting firm for the transition period at the annual meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm. Representatives of E&Y will be at the annual meeting to answer your questions and to make a statement if they so desire.

The board recommends that you vote “FOR” the ratification of the Audit Committee’s selection of Ernst  & Young LLP as the Company’s independent registered public accounting firm for the transition period.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, oversees and monitors the participation of Rexnord’s management and independent auditors throughout the financial reporting process and approves the hiring, retention and fees paid to the independent auditors. The board of directors has adopted a written charter for the Audit Committee, which includes among other things, the duties and responsibilities of the Audit Committee; the current version of the charter is available on Rexnord’s website. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal control over financial reporting.

During fiscal 2020, the Audit Committee discussed with management its evaluation of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2020, and discussed with the independent auditors their evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the Company’s internal auditors and the independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the Company’s internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

The Audit Committee also generally reviews other transactions between the Company and interested parties which may involve a potential conflict of interest. Each of Messrs. Bartlett, Crandall and Moore is independent as independence is defined in Rule 10A-3 of the Securities Exchange Act and under the NYSE listing standards.

In connection with its function to oversee and monitor the financial reporting process of Rexnord and in addition to its quarterly review of interim unaudited financial statements, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2020, with Rexnord management;

•	discussed with E&Y, Rexnord’s independent auditors, those matters which are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

•

received the written disclosure and the letter from E&Y required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with E&Y its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Rexnord’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020. The Audit Committee further confirmed the independence of E&Y.

Members of the Audit Committee at the time of the filing of the Annual Report on Form 10-K and who approved this report:

Mark S. Bartlett (Chair)

Theodore D. Crandall

George C. Moore

AUDITORS

Fees and Services

Fees paid to E&Y for services for fiscal 2020 and 2019 were as follows:

	2020	2019
Audit fees:	$2,426,000	$2,371,000
Audit-related fees:	0	0
Tax fees:	1,093,000	600,000
All other fees:	0	0

The above amounts relate to services provided for the indicated fiscal years, irrespective of when they were billed. Audit fees included services and expenses related to the fiscal 2020 and 2019 annual financial statement audits, including quarterly reviews and certain statutory audits of foreign subsidiaries. Tax services consisted of tax return preparation, tax audit assistance and various other tax-related consulting projects. The Audit Committee considered the compatibility of the audit and non-audit services provided by E&Y with the maintenance of that firm’s independence.

Audit Committee Pre-Approval Policies and Procedures

All of the services described above were approved by the Audit Committee in advance of the services being rendered.

The Audit Committee is responsible for the appointment, compensation, oversight and evaluation of the work performed by the independent registered public accounting firm. The Audit Committee must pre-approve all audit (including audit-related) services and permitted non-audit services provided by the independent registered public accounting firm in accordance with the pre-approval policies and procedures established by the Audit Committee.

The Audit Committee annually approves the scope and fee estimates for the quarterly reviews, year-end audit, statutory audits, acquisition due diligence and tax work to be performed by the Company’s independent registered public accounting firm for the next fiscal year. With respect to other permitted services, management defines and presents specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee pre-approves specific engagements, projects and categories of services on a fiscal year basis, subject to individual project thresholds and annual thresholds. In assessing requests for services by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon its familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. In making its recommendation to ratify the appointment of E&Y as our auditor for the transition period, the Audit Committee has considered whether the non-audit services provided by them are compatible with maintaining their independence. The Chief Financial Officer regularly reports to the Audit Committee regarding the aggregate fees for which the independent registered public accounting firm has been engaged for such engagements, projects and categories of services compared to the approved amounts.

*    *    *    *    *

By order of the Board of Directors

Patricia M. Whaley
Vice President, General Counsel and Secretary

Milwaukee, Wisconsin

June 5, 2020

A copy (without exhibits) of Rexnord’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended March 31, 2020, will be provided without charge to each record or beneficial owner of shares of Rexnord’s common stock as of the May 26, 2020 Record Date on the written request of that person directed to: Investor Relations, Rexnord Corporation, 511 W. Freshwater Way, Milwaukee, Wisconsin 53204. See also page 1 of this Proxy Statement. In addition, copies are available on Rexnord’s Investor Relations website at investors.rexnordcorporation.com.

ANNUAL MEETING OF STOCKHOLDERS OF

To Be Held Virtually At:

https://web.lumiagm.com/210483502 (password: rex2020)

on July 23, 2020, at 9:00 a.m. Central Time

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The company will be hosting the meeting live via the internet this year. To attend the meeting via the internet, please visit https://web.lumiagm.com/210483502 (password: rex2020) and be sure to have available the control number.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement, annual report and proxy card are available at http://www.astproxyportal.com/ast/17558

i   Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.   i

20330300000000000000 3	072320

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. The election of each of the following nominees as a director for a three-		FOR	AGAINST	ABSTAIN

   year term expiring in 2023 (except as marked to the contrary below):

                                                             NOMINEES:

☐ FOR ALL NOMINEES              ¡ Thomas D. Christopoul

                                                             ¡ John S. Stroup

☐ WITHHOLD AUTHORITY       ¡ Peggy N. Troy

     FOR ALL NOMINEES

☐ FOR ALL EXCEPT

     (See instructions below)

2. Advisory vote to approve the compensation of Rexnord Corporation’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the Proxy Statement.

		☐	☐	☐
	3. Ratification of the selection of Ernst & Young LLP as Rexnord Corporation’s independent registered public accounting firm for the transition period from April 1, 2020, to December 31, 2020.	☐	☐	☐

In their discretion, the proxies are authorized to vote on any other business as may properly come before the Annual Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no instructions are specified, this proxy will be voted “FOR” each of the nominees for director listed in Proposal 1, and “FOR” Proposals 2 and 3.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

GO GREEN
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0

REXNORD CORPORATION

511 W. Freshwater Way

Milwaukee, Wisconsin 53204

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Todd A. Adams, Mark W. Peterson and Patricia M. Whaley, and each of them, as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of Rexnord Corporation held of record by the undersigned as of the close of business on May 26, 2020, at the Annual Meeting of Stockholders to be held on July 23, 2020, at 9:00 a.m. Central Time, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

1.1	14475